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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12
LIBERATE TECHNOLOGIES
(Name of Registrant as Specified In Its Charter)

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	(1)	Title of each class of securities to which transaction applies:
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	(4)	Proposed maximum aggregate value of transaction:
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LIBERATE TECHNOLOGIES
310 University Avenue, Suite 201
Palo Alto, California 94301
    •    , 2005

To Our Stockholders:

        You are cordially invited to attend a special meeting of stockholders of Liberate Technologies to be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on    •    ,    •    , 2005 at    •    , local time.

        At the special meeting, you will be asked to approve a proposal to amend Liberate's Sixth Amended and Restated Certificate of Incorporation to effect a reverse/forward stock split of Liberate's outstanding common stock, whereby we will effect a 1-for-250,000 reverse stock split, such that stockholders owning less than 250,000 shares of common stock will have such shares cancelled and converted into the right to receive the cash consideration set forth herein, immediately followed by a 250,000-for-1 forward stock split. Stockholders who own 250,000 or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of shares of common stock they held immediately before the effective time of the transaction. As a result, the total number of shares held by such a stockholder will not change after completion of the transaction. If the reverse/forward stock split proposal is approved, it is expected to result in termination of the registration of Liberate's common stock under federal securities laws and thereby eliminate the significant expenses required to comply with the reporting and related requirements under these laws. A copy of the proposed amendments to our Sixth Amended and Restated Certificate of Incorporation is attached as Annex A to the proxy statement.

        After careful consideration, our board of directors has concluded that the costs associated with being a "public" company are not justified by the benefits in view of our common stock's limited trading activity and the fact that after the sale of substantially all of the assets relating to our Non-North America business to SeaChange International, Inc., we will have no operating product or services business. Our board of directors has reviewed the reverse/forward stock split proposal and considered its fairness to unaffiliated stockholders who hold fewer than 250,000 shares as well as unaffiliated stockholders holding 250,000 or more shares, and received a fair value opinion from its financial advisor with regard to the per share cash amount to be paid to the unaffiliated stockholders holding fewer than 250,000 shares in the transaction. Accordingly, after considering the issues it deemed pertinent, our board of directors believes this reverse/forward stock split is advisable and in the best interests of Liberate and its stockholders and recommends that you vote "FOR" the reverse/forward stock split proposal.

        The reverse/forward stock split will become effective upon the filing of amendments to our Sixth Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware, or such later date as specified in the filings. As soon as practicable after the reverse/forward stock split is effective, holders of fewer than 250,000 shares of common stock immediately prior to the reverse split will receive a cash payment equal to $0.20 times the number of shares they owned immediately prior to the reverse/forward stock split.

        Your vote is very important. Whether or not you plan to attend the special meeting, we encourage you to mark, sign and date your proxy and return it promptly in the enclosed, pre-addressed, prepaid envelope to ensure that your shares will be represented and voted at the meeting. If your shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or nominee. If you do not vote or do not instruct your broker, bank or nominee how to vote, it will have the same effect as voting "AGAINST" the approval of the reverse/forward stock split. If you sign, date and send us your proxy but do not indicate how you want to vote, your proxy will be voted "FOR" the approval of the reverse/forward stock split.

Sincerely,

David Lockwood
Chairman and Chief Executive Officer

This proxy statement is first being mailed to stockholders on or about    •    , 2005.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD    •    , 2005

        A special meeting of the stockholders of Liberate Technologies will be held at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, on    •    ,    •    , 2005 at    •    , local time, to consider and vote on the following matters:

  1.
  To approve a proposal to amend Liberate's Sixth Amended and Restated Certificate of Incorporation to effect a reverse 1-for-250,000 stock split followed immediately by a forward 250,000-for-1 stock split of Liberate's common stock (the "transaction" or the "reverse/forward split"). As a result of the transaction, (a) each stockholder owning fewer than 250,000 shares immediately before the transaction will have such shares cancelled and converted into the right to receive from Liberate $0.20 in cash, without interest, for each of such stockholder's shares of Liberate common stock; and (b) each share of common stock held by a stockholder owning 250,000 or more shares will continue to represent one share of Liberate common stock after completion of the transaction; and

  2.
  To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

        For more information about the reverse/forward stock split, we strongly encourage you to review the accompanying proxy statement and the other documents to which we refer you in their entirety.

        After careful consideration, our board of directors has approved the reverse/forward stock split, has determined that the reverse/forward stock split is advisable and in the best interests of Liberate and its stockholders and recommends that you vote "FOR" the reverse/forward stock split proposal.

        Only stockholders of record at the close of business on September 29, 2005, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of stockholders of record entitled to vote at the special meeting will be available for review during ordinary business hours for a period of 10 days before the special meeting at our executive offices for any purpose germane to the special meeting.

        Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted. Whether or not you attend the special meeting, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by submitting a duly executed proxy to our corporate secretary with a later date or by appearing at the special meeting and voting in person, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or nominee to revoke your proxy.

        THE REVERSE/FORWARD STOCK SPLIT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, AND NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS PASSED UPON THE FAIRNESS OR MERITS OF THE REVERSE/FORWARD STOCK SPLIT OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT OR

RELATED SCHEDULE 13E-3. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

By Order of the Board of Directors,

David Lockwood Chairman and Chief Executive Officer
Palo Alto, California •, 2005

i

SUMMARY TERM SHEET

        This summary highlights selected information from this proxy statement and addresses the material terms of the proposed reverse/forward stock split and may not contain all of the information about the reverse/forward stock split that is important to you. To understand the reverse/forward stock split, you should carefully read the proxy statement, the Duff & Phelps, LLC opinion and the other documents to which we refer you in their entirety.

Reverse/Forward Stock Split Proposal

        If the reverse/forward stock split proposal is approved and completed:

  •
  Liberate stockholders holding fewer than 250,000 shares of Liberate common stock at the effective time of the transaction will receive a cash payment from Liberate of $0.20 per share, without interest, for each share of common stock held immediately before the transaction;

  •
  Liberate stockholders holding 250,000 or more shares of Liberate common stock at the effective time of the transaction will continue to hold the same number of shares of Liberate common stock after completion of the reverse/forward stock split and will not receive any cash payment;

  •
  Liberate expects to have fewer than 300 holders of record of common stock, and therefore would be eligible to terminate registration of our common stock with the Securities and Exchange Commission, which would terminate our obligation to file annual and periodic reports and other filings pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act");

  •
  trading in our common stock will continue to occur in privately negotiated sales;

  •
  outstanding options held by our employees to acquire Liberate common stock will remain outstanding following the transaction;

  •
  the number of our stockholders of record for purposes of the Exchange Act will be reduced from approximately 349 to approximately 45, and the number of outstanding shares of Liberate's common stock will decrease by approximately 18% from 111,000,000 to approximately 91,000,000 shares;

  •
  the percentage of ownership of Liberate common stock beneficially owned by the directors and executive officers of Liberate as a group will increase from 16.6% to approximately 19.8% (with all four non-management directors being cashed out), based on the shares outstanding on August 19, 2005, which will not affect control of Liberate;

  •
  aggregate stockholders' equity of Liberate as of May 31, 2005, will increase from $16.0 million on a historical basis to approximately $27.5 million on a pro forma basis (after giving effect to the $23.5 million in net proceeds from the sale of substantially all of the assets relating to our Non-North America business to SeaChange International, Inc. (the "SeaChange Asset Sale"), payment of the one-time special dividend of $0.15 per share of common stock that was paid on July 13, 2005 to all holders of record as of June 27, 2005 upon the closing of the SeaChange Asset Sale (the "SeaChange Special Dividend") and the estimated $4.0 million for the fractional shares in the reverse/forward stock split);

  •
  the book value per share of common stock as of May 31, 2005 will increase from $0.14 per share on a historical basis to approximately $0.30 per share on a pro forma basis (after the SeaChange Asset Sale, payment of the $0.15 per share SeaChange Special Dividend aggregating $16.6 million and the total estimated costs of $4.3 million for the reverse/forward stock split);

  •
  Liberate will pay cash of approximately $4.0 million in the aggregate to repurchase fractional shares;

  •
  net income per share of common stock (including nonrecurring income and expense) on a basic and diluted basis for the year ended May 31, 2005, will increase from $0.44 and $0.43, respectively, on a historical basis, to $0.59 and $0.57, respectively, on a pro forma basis and net loss per share of common stock (including nonrecurring income and expense) for the year ended May 31, 2004, will decrease from $0.32 on a historical basis to approximately $0.10 on a pro forma basis (on both a basic and a fully-diluted basis); and

  •
  the executive officers of Liberate at the effective time of the transaction will continue to serve as the officers following consummation of the transaction; it is expected that one or more non-management directors of Liberate may resign following consummation of the transaction and vacancies in our board of directors may be filled in accordance with our organization documents.

        For a more detailed discussion of the reverse/forward stock split proposal, see "Special Factors" beginning on page 13. For a description of the provisions regarding the treatment of shares held in street name, please see "Special Factors—Effect of the Proposed Reverse/Forward Stock Split on Stockholders" beginning on page 34.

Required Vote on the Reverse/Forward Stock Split (page 2)

        As required by our Sixth Amended and Restated Certificate of Incorporation, the reverse/forward stock split proposal is subject to approval by the affirmative vote of holders of at least 75% of the outstanding shares of our common stock.

        As of September 29, 2005, our directors and executive officers owned approximately 16.6% of the outstanding shares of the common stock that would be entitled to vote at the Special Meeting. See "Security Ownership of Certain Beneficial Owners and Management" beginning on page 35 and "Special Factors—Interests of Executive Officers and Directors in the Transaction" on page 35.

        Other than the expressed intent of directors and executive officers to vote their shares for the transaction, Liberate has not obtained any assurances or agreements from any of its stockholders as to how they will vote on the transaction.

No Appraisal Rights (page 2)

        Holders of our common stock are not entitled to appraisal rights in connection with the reverse/forward stock split proposal under the Delaware General Corporation Law, our Sixth Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws.

The Purpose and Benefits of the Reverse/Forward Stock Split

        If approved, the reverse/forward stock split proposal should enable Liberate to go private and thus terminate its obligation to file annual and periodic reports and make other filings with the SEC. The purpose behind the proposal and the benefits of going private include:

  •
  eliminating the costs associated with filing documents under the Exchange Act with the SEC and avoiding having to comply with the regulatory provisions of the Investment Company Act of 1940, as amended (the "Investment Company Act");

  •
  eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

  •
  reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests;

  •
  affording stockholders holding fewer than 250,000 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs; and

  •
  enabling management to continue efforts to manage Liberate's remaining non-operating assets and liabilities more efficiently and effectively to maximize stockholder interest with a goal of returning value to our stockholders.

Disadvantages of the Reverse/Forward Stock Split Proposal

        The disadvantages of the reverse/forward stock split proposal are that:

  •
  our working capital or assets will be decreased from approximately $45.7 million to approximately $41.4 million to fund the purchase of fractional shares and the costs of the reverse/forward stock split proposal;

  •
  we will not have the ability to raise capital in the public securities markets;

  •
  our remaining stockholders will experience reduced liquidity for their shares of common stock;

  •
  a more concentrated ownership will allow the remaining stockholders to assert more effective control of Liberate and make changes to our Sixth Amended and Restated Certificate of Incorporation, such as implementation of additional takeover defenses;

  •
  little public information about Liberate will be available after the transaction to remaining stockholders;

  •
  we will no longer be subject to public company obligations, such as the provisions of the Sarbanes-Oxley Act and the liability provisions and various reporting obligations of the Exchange Act; and

  •
  stockholders who are cashed out will not have an opportunity to liquidate their shares at a time and for a price of their choosing, and will be unable to participate in any increased value of shares of Liberate that may be achieved.

Board Determination of the Fairness of the Reverse/Forward Stock Split Proposal (page 3)

        Our board of directors has determined that the reverse/forward stock split proposal is advisable and in the best interests of Liberate, our unaffiliated stockholders who would retain their interest in Liberate after completion of the transaction, and our unaffiliated stockholders who would not retain their interest in Liberate after completion of the transaction, and (with Mr. Lockwood recusing himself from the vote because he would be a remaining stockholder) recommends you vote "FOR" the reverse/forward stock split proposal.

Fairness of the Transaction to Cashed-Out Stockholders

        Our board of directors considered a number of factors which it believes support its determination that the transaction is substantively fair to the cashed-out stockholders (the unaffiliated stockholders who would not retain their interest in Liberate after completion of the reverse/forward stock split), including the following:

  •
  Comparison to Recent Trading Prices

  •
  Net Book Value

  •
  Going Concern Value

  •
  Earnings

  •
  Opinion of the Financial Advisor

  •
  Opportunity to Liquidate Shares of Common Stock

  •
  Liquidation Value

  •
  SeaChange Special Dividend

Fairness of the Transaction to Remaining Stockholders

        Our board of directors considered a number of factors which it believes support its determination that the transaction is substantively fair to the remaining stockholders (the unaffiliated stockholders who would retain their interest in Liberate after completion of the transaction), including the following:

  •
  Fairness of Price Per Share

  •
  Opinion of the Financial Advisor

  •
  Opportunity to Share In Any Increased Value of Liberate

Procedural Fairness

        Our board of directors believes that the reverse/forward stock split proposal is procedurally fair to the stockholders because, among other things: (i) the transaction is being effected in accordance with the applicable requirements under Delaware law; (ii) the transaction is being submitted to a vote of Liberate's stockholders and is subject to the affirmative vote of holders of at least 75% of the outstanding shares of our common stock, where Delaware law would otherwise only require an affirmative vote of the holders of at least a majority of the outstanding shares; and (iii) stockholders may be able to increase, divide or otherwise adjust their existing holdings, prior to the effective date of the transaction, so as either to retain some or all of their shares or to be cashed-out with respect to some or all of their shares.

Fair Value Opinion of Financial Advisor (page 4)

        Duff & Phelps, LLC, our financial advisor, has delivered to our board of directors its written opinion to the effect that, as of June 13, 2005 and based upon and subject to the matters stated in the opinion, the fair value of our common stock in connection with the proposed transaction is $0.35 per share or $0.20 per share after giving effect to the payment of the $0.15 per share SeaChange Special Dividend.

        The full text of the written opinion of Duff & Phelps, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Annex B to this proxy statement.

Conditions to the Completion of the Reverse/Forward Stock Split (page 4)

        The completion of the reverse/forward stock split is conditioned, among other things, upon the approval of the reverse/forward stock split by the affirmative vote of holders of at least 75% of the outstanding shares of our common stock.

Reservation of Rights (page 4)

        Our board of directors reserves the right to abandon the transaction without further action by our stockholders at any time before the filing of the necessary amendments to our Sixth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State, even if the reverse/forward stock split has been authorized by our stockholders at the Special Meeting. By voting in favor of the reverse/forward stock split proposal, you are also expressly authorizing us to determine not to proceed with the transaction if we should so decide.

Sources of Funds; Financing of the Transaction (page 5)

        We estimate that the total funds required to pay the consideration to stockholders entitled to receive cash for their shares and to pay the costs of the transaction will be approximately $4.3 million. The consideration to stockholders and the costs of the transaction will be paid from working capital.

Conflicts of Interest of Directors and Executive Officers

        The reverse/forward stock split is an interested transaction with no arms-length negotiations. Our directors and executive officers have interests in the reverse/forward stock split that may be different from your interests as a stockholder, and have relationships that may present conflicts of interest, including the following:

  •
  One member of our board of directors, David Lockwood, and all four of our executive officers each hold of record 250,000 or more shares of our common stock and all such persons will continue to own shares after the transaction; however, all of our non-employee directors hold of record less than 250,000 shares of our common stock and therefore will be cashed out in the transaction if it is approved and consummated; and

  •
  As a result of the transaction, the stockholders who own of record 250,000 or more shares at the effective time, such as Mr. Lockwood, will increase their percentage ownership interest in Liberate as a result of the reverse/forward stock split. For example, assuming the transaction is approved, and based on shares outstanding on September 29, 2005, the beneficial ownership percentage of Mr. Lockwood will increase from approximately 12.0% to approximately 14.7% as a result of the reduction by an estimated 20,000,000 shares in the number of shares of common stock outstanding.

U. S. Federal Income Tax Consequences (page 5)

        Generally, a stockholder that receives cash for a fractional share as a result of the reverse/forward stock split will recognize capital gain or loss for United States federal income tax purposes. A stockholder that does not receive cash for a fractional share as a result of the reverse/forward stock split will not recognize any gain or loss for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences."

Selected Financial Information

Summary Historical Financial Information

        The following summary of historical consolidated financial data was derived from Liberate's unaudited consolidated financial statements as of and for the three months ended August 31, 2005 and August 31, 2004 and Liberate's audited consolidated financial statements as of and for each of the fiscal years ended May 31, 2005, May 31, 2004, May 31, 2003 and May 31, 2002. The effects of discontinued operations have been included in the periods presented. This financial information is only a summary and should be read in conjunction with the consolidated financial statements of Liberate and other financial information, including the notes thereto, contained in Liberate's Quarterly Report on Form 10-Q for the quarter ended August 31, 2005 and our Annual Report on Form 10-K for the year ended May 31, 2005. See "Where You Can Find More Information" on page 57.

	August 31,		May 31,
	2005	2004	2005	2004	2003	2002
Balance Sheet:
Total current assets	49,538	$228,407	$54,958	$225,781	$290,985	$262,449
Total assets	59,436	248,356	59,739	237,408	304,968	680,941
Total current liabilities	16,270	33,165	16,146	26,916	58,886	47,201
Total liabilities	33,322	55,169	43,789	48,472	83,458	54,922
Total stockholders' equity	26,114	193,187	15,950	188,936	221,510	626,019
Book value per share	$0.24	$1.83	$0.15	$1.80	$2.12	$5.90
	For the Three Months ended August 31,		For the Fiscal Years Ended May 31,
	2005	2004	2005	2004	2003	2002
Income Statement:
Total revenues	$—	$—	$2,344	$7,905	$14,998	$40,072
Total cost of revenues	—	—	1,509	2,588	5,519	8,433
Total operating expenses, excluding income taxes	6,844	8,758	32,072	25,995	116,391	308,524
Loss from Operations	(4,007)	(8,323)	(17,688)	(17,942)	(115,343)	(264,297)
Income (loss) from discontinued operations, net of tax	(1,680)	(4,086)	(12,251)	(24,998)	(74,448)	(70,790)
Gain (loss) on sale of discontinued operations, net of tax	32,575	80	76,879	9,538	(177)	—
Cumulative effect of change in accounting principle, net of tax	—	—	—	—	(209,289)	—
Net income (loss)	26,888	(12,329)	46,940	(33,402)	(399,257)	(335,087)
Ratio of earnings to fixed charges	[A]	[A]	[A]	[A]	[A]	[A]
Basic and diluted net loss per share:
Continuing operations	$(0.04)	$(0.08)	$(0.17)	$(0.17)	$(1.10)	$(2.49)

Discontinued operations, basic	$0.28	$(0.04)	$0.61	$(0.15)	$(0.72)	$(0.67)

Discontinued operations, diluted	$0.28	$(0.04)	$0.59	$—	$—	$—

Cumulative effect of change in accounting principle	$—	$—	$—	$—	$(2.00)	$—

Basic net income (loss) per share	$0.24	$(0.12)	$0.44	$(0.32)	$(3.82)	$(3.16)

Diluted net income (loss) per share	$0.24	$(0.12)	$0.43	$(0.32)	$(3.82)	$(3.16)

[A]
Earnings were insufficient to cover fixed charges by $4.0 million, $28.5 million, $18.0 million, $114.0 million and $263.7 million for the three months ended August 31, 2005 and for the fiscal years ended May 31, 2005, 2004, 2003 and 2002, respectively.

Unaudited Pro Forma Financial Information

        Unaudited pro forma condensed consolidated financial information after giving effect of (1) the SeaChange Asset Sale, (2) the payment of the $0.15 per share SeaChange Special Dividend and (3) the effect of a reverse/forward stock split are set forth in Annex C.

QUESTIONS AND ANSWERS ABOUT THE
REVERSE/FORWARD STOCK SPLIT AND THE SPECIAL MEETING

        Following are some commonly asked questions that may be raised by our stockholders and answers to each of those questions.

1.     WHAT AM I BEING ASKED TO VOTE ON AT THE SPECIAL MEETING?

        Our stockholders will consider and vote upon a proposal to amend our Sixth Amended and Restated Certificate of Incorporation to effect a reverse/forward stock split of our common stock that will provide for a 1-for-250,000 reverse stock split followed immediately by a 250,000-for-1 forward stock split. Stockholders whose shares are converted into less than one share in the reverse split (meaning they held fewer than 250,000 shares at the effective time of the transaction) will receive a cash payment from Liberate for their fractional share interests equal to $0.20 in cash, without interest, for each share of common stock they held immediately before the transaction. Stockholders who own 250,000 or more shares at the effective time of the transaction will continue to own the same number of shares after the transaction.

2.     WHAT IS THE PURPOSE OF THE REVERSE/FORWARD STOCK SPLIT?

        If approved, the transaction should enable Liberate to go private if there are fewer than 300 holders of record (as determined for purposes of the Exchange Act) of common stock and thus terminate our obligations to file annual and periodic reports and make other filings with the SEC. The purpose behind the proposal and the benefits of going private include:

  •
  eliminating the costs associated with filing documents under the Exchange Act with the SEC;

  •
  eliminating the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations;

  •
  reducing the direct and indirect costs of administering stockholder accounts and responding to stockholder requests; and

  •
  affording stockholders holding fewer than 250,000 shares immediately before the transaction the opportunity to receive cash for their shares without having to pay brokerage commissions and other transaction costs.

3.     WHAT DOES "GOING PRIVATE" MEAN?

        Following the reverse/forward stock split, Liberate expects to have fewer than 300 stockholders of record (as determined for purposes of the Exchange Act), which will enable us to terminate the registration of our common stock under the Exchange Act, and will become a "private company." By going private, we will no longer have to file periodic reports, such as annual, quarterly, and other reports, with the SEC, and our executive officers, directors, and 10% stockholders will no longer be required to file reports relating to their transactions in our common stock. Additionally, any trading in our common stock will occur in privately negotiated sales.

4.     WHAT WILL I RECEIVE IN THE TRANSACTION?

        If you own fewer than 250,000 shares of Liberate common stock immediately before the effective time of the transaction, you will receive $0.20 in cash, without interest, from Liberate for each share that you own. If you own 250,000 or more shares of Liberate common stock at the effective time of the transaction, you will not receive any cash payment for your shares in connection with the transaction and will continue to hold the same number of shares of Liberate common stock as you did before the transaction.

5.     WHAT IF I HOLD MY SHARES IN STREET NAME?

        Liberate intends to treat stockholders holding common stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their name. However, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees.

6.     WHAT WILL HAPPEN IF THE REVERSE/FORWARD STOCK SPLIT IS APPROVED BY OUR STOCKHOLDERS?

        Assuming that we have fewer than 300 stockholders of record after the transaction, Liberate will file a Form 15 to deregister our common stock under federal securities laws. Upon such filing, Liberate would no longer be subject to the reporting and related requirements under the federal securities laws that are applicable to public companies.

        As a result of the transaction, stockholders who receive cash for their shares in the transaction will no longer have a continuing interest as stockholders of Liberate and will not share in any future increase in the value of Liberate. Also, any trading in our common stock will occur in privately negotiated sales, which will adversely affect the liquidity of our common stock.

        Following the consummation of the SeaChange Asset Sale on July 12, 2005, we have no operating product or services business. After the reverse/forward stock split, we will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders.

7.     WHAT WILL HAPPEN IF THE REVERSE/FORWARD STOCK SPLIT IS NOT APPROVED?

        As discussed above, we have no operating product or services business. We will continue our efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We also will evaluate and potentially explore all available alternatives including a dissolution and liquidation of Liberate. We will continue to work to maximize stockholder interests with a goal of returning value to our stockholders, however, we will continue to incur the costs involved of being a public company. Although our board of directors has not yet made any determination, such alternatives may include dissolution and liquidation of Liberate, a going private transaction in order to reduce the costs associated with being a public company, a share repurchase, an extraordinary dividend or other transactions to maximize stockholder value and manage our outstanding liabilities.

8.     WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE/FORWARD STOCK SPLIT TO ME?

        Generally, a stockholder that receives cash for a fractional share as a result of the reverse/forward stock split will recognize capital gain or loss for United States federal income tax purposes. A stockholder that does not receive cash for a fractional share as a result of the reverse/forward stock split will not recognize any gain or loss for United States federal income tax purposes. See "Special Factors—Material United States Federal Income Tax Consequences" beginning on page 52.

9.     IF I OWN FEWER THAN 250,000 SHARES, IS THERE ANY WAY I CAN CONTINUE TO BE A STOCKHOLDER OF LIBERATE AFTER THE TRANSACTION?

        If you own fewer than 250,000 shares before the reverse stock split, the only way you can continue to be a stockholder of Liberate after the transaction is to purchase, prior to the effective date, sufficient additional shares to cause you to own a minimum of 250,000 shares on the effective date. However, we cannot assure you that any shares will be available for purchase.

10.   IS THERE ANYTHING I CAN DO IF I OWN 250,000 OR MORE SHARES, BUT WOULD LIKE TO TAKE ADVANTAGE OF THE OPPORTUNITY TO RECEIVE CASH FOR MY SHARES AS A RESULT OF THE TRANSACTION?

        If you own 250,000 or more shares before the transaction, you can only receive cash for all of your shares if, prior to the effective date, you reduce your stock ownership to fewer than 250,000 shares by selling or otherwise transferring shares. However, we cannot assure you that any purchaser for your shares would be available.

11.   SHOULD I SEND IN MY CERTIFICATES NOW?

        No. After the transaction is completed, we will send instructions on how to receive any cash payments you may be entitled to receive.

12.   WHAT IS THE TOTAL COST OF THE REVERSE/FORWARD STOCK SPLIT TO LIBERATE?

        We estimate that the total cost of the reverse/forward stock split to Liberate will be approximately $4.3 million, of which Liberate will pay approximately $4.0 million to cash out fractional shares and approximately $0.3 million of legal, accounting, and financial advisory fees and other costs to effect the reverse/forward stock split. This total amount could be larger or smaller if the estimated number of fractional shares that will be outstanding after the reverse/forward stock split changes as a result of purchases or sales of common stock by unaffiliated stockholders. In addition, our estimate does not include the cost of defending litigation challenging the reverse/forward stock split.

13.   AM I ENTITLED TO APPRAISAL RIGHTS IN CONNECTION WITH THE REVERSE/FORWARD STOCK SPLIT?

        No. Stockholders do not have appraisal rights under Delaware state law or Liberate's Sixth Amended and Restated Certificate of Incorporation or By-laws in connection with the transaction.

14.   HOW DOES THE BOARD RECOMMEND THAT I VOTE ON THE PROPOSAL?

        The board of directors recommends that you vote "FOR" the proposal to approve the reverse/forward stock split.

15.   HOW DO I VOTE?

        Sign and date each proxy card you receive and return it in the enclosed envelope prior to the special meeting.

16.   CAN I CHANGE MY VOTE?

        Yes. You may change your proxy instructions at any time before your proxy is voted at the special meeting. Proxies may be revoked by taking any of the following actions:

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  filing a written notice of revocation with our corporate secretary at our principal executive office (310 University Avenue, Suite 201, Palo Alto, CA 94301);

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  filing a properly executed proxy showing a later date with our corporate secretary at our principal executive office; or

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  attending the special meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

17.   WHAT SHARES ARE INCLUDED ON THE PROXY CARD(S)?

        The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s), your shares will not be voted.

18.   WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

        If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Sign and return all proxy cards to ensure that all your shares are voted.

19.   WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

        Only holders of record of our common stock as of the close of business on August 19, 2005 are entitled to notice of and to vote at the special meeting.

20.   HOW MANY SHARES WERE OUTSTANDING ON THE RECORD DATE?

        At the close of business on September 29, 2005 there were 110,934,837 shares of common stock outstanding and entitled to vote. A stockholder may vote (a) shares that are held of record directly in the stockholder's name, and (b) shares held for the stockholder, as the beneficial owner, through a broker, bank or other nominee. At the meeting, each outstanding share of common stock will be entitled to one vote.

21.   WHAT IS A "QUORUM" FOR PURPOSES OF THE SPECIAL MEETING?

        In order to conduct business at the special meeting, a quorum must be present. A "quorum" is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the special meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

22.   WHAT VOTE IS REQUIRED TO APPROVE THE PROPOSAL?

        Once a quorum has been established, for the reverse/forward stock split to be approved, holders of at least 75% of our outstanding shares of common stock must vote "FOR" the proposal.

        If your shares are held in street name, your broker will vote your shares for you only if you provide instructions to your broker on how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your broker cannot vote your shares of Liberate common stock without specific instructions from you. Because the affirmative vote of at least 75% of the outstanding shares of Liberate common stock is required to approve the reverse/forward stock split, a failure to provide your broker with instructions on how to vote your shares will have the effect of a vote against the proposal to approve the reverse/forward stock split

23.   WHAT HAPPENS IF I ABSTAIN?

        Proxies marked "abstain" will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, shares represented by such proxies will be treated as votes against the proposal.

24.   HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?

        Although we do not know of any business to be considered at the special meeting other than the asset sale proposal described in this proxy statement, if any other business is properly presented at the special meeting, your signed proxy card gives authority to the proxy holders, David Lockwood and Gregory Wood, to vote on such matters at their discretion.

25.   WHO WILL BEAR THE COST OF THIS SOLICITATION?

        Liberate will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. We will provide copies of these proxy materials to banks, brokerages, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others so that they may forward these proxy materials to the beneficial owners. We have also retained the proxy solicitation firm The Altman Group. We will bear all of their fees, costs and expenses, which are estimated to be $20,000. We may solicit proxies by personal interview, mail, telephone and electronic communications. Our directors, officers, and employees (acting without additional compensation) may assist in soliciting proxies by telephone, email, or direct contact. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners.

SPECIAL FACTORS

Background of the Reverse/Forward Stock Split Proposal

  Stockholder Information

        As of September 29, 2005, Liberate had approximately 349 holders of record (for purposes of the Exchange Act) of its common stock. Institutional custodians such as Cede & Co. and other commercial depositories are not considered a single holder of record for purposes of the Exchange Act's registration and periodic reporting provisions. Instead, each of the depository's accounts for which the securities are held is treated as a single record holder. We have no direct knowledge of the number of shares of our common stock owned beneficially (but not of record) by persons who own fewer than 250,000 shares of our common stock and who hold the shares in street name. However, based upon information obtained from our transfer agent and ADP Investor Communication Services, we estimate there are approximately 9,500 beneficial holders of fewer than 250,000 shares, who in the aggregate collectively own approximately 20,000,000 shares, or approximately 18.0%, of our common stock.

        If the number of record holders as determined for purposes of the Exchange Act is reduced to fewer than 300, Liberate would be able to deregister the common stock under the Exchange Act and would no longer be subject to the SEC filing and reporting requirements imposed on public companies. The average daily last sale price per share of the common stock on the Pink Sheets for the 10 trading days immediately preceding the record date was approximately $0.20 per share.

  Reasons for the Reverse/Forward Stock Split

        Our board of directors believes that in light of Liberate's recently completed Double C Asset Sale and SeaChange Asset Sale (collectively, the "Asset Sales"), the costs of remaining a public company outweigh the benefits. As a public company, we are required to prepare and file with the SEC, among other items, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, Proxy statements and stockholder reports as required by Regulation 14A under the Exchange Act, and Current Reports on Form 8-K. The costs associated with these reports and other filing obligations compose a significant overhead expense. These costs include professional fees for our independent registered public accounting firm and corporate counsel, printing and mailing costs, internal compliance costs and transfer agent costs. These SEC registration-related costs have been increasing over the years, particularly as a result of the additional reporting and disclosure obligations imposed on public companies by the recently enacted Sarbanes-Oxley Act of 2002. Liberate also incurs substantially higher premiums for director and officer insurance as a result of being a publicly-held company than it would incur if it were privately-held. It is estimated that if Liberate becomes a private company, direct costs savings would be approximately $2.2 million or more on an annual basis. This figure is only an estimate and the actual savings to be realized may be higher or lower. We do not expect that the savings will be fully realized until the fiscal year ending May 31, 2007. However, Liberate cannot guarantee that the benefits of going private will be accomplished as rapidly as currently expected or at all.

        Liberate incurs substantial costs as a result of, among other things, management's time expended in preparing and reviewing such filings. At the same time, our board of directors believes that Liberate will not benefit significantly from remaining a public company as we have no operating product or services business. Even as a publicly-traded stock, there is a very limited trading market for our shares, especially for sales of larger blocks of our shares, and stockholders derive little benefit from Liberate's status as a publicly-traded company. Thus, our board of directors believes that Liberate and its stockholders currently derive no material benefit from continued registration under the Exchange Act.

        The significant tangible and intangible costs of our being a public company are not justified because we have not been able to realize many of the benefits that publicly-traded companies sometimes realize. Furthermore, our board of directors has no present intention to raise capital through sales of securities in a public offering in the future or to acquire other business entities using Liberate's stock as the consideration for any such acquisition, and Liberate is therefore unlikely to have the opportunity to take advantage of its current status as a public company for these purposes. The small public float and limited trading volume of our common stock have limited the ability of our stockholders to sell their shares without also reducing our trading price, as well as our ability to use stock as acquisition currency or to successfully attract and retain employees. During the twelve month period prior to announcement of the proposed transaction, from June 14, 2004 to June 15, 2005, the average daily trading volume on the Pink Sheets of Liberate common stock was 164,634 shares, which represents approximately 0.15% of the outstanding shares of Liberate common stock.

        The cost of administering each stockholder's account and the amount of time spent by Liberate's management in responding to stockholder requests is the same regardless of the number of shares held in the account. Therefore, the burden to Liberate of maintaining many small accounts is disproportionately high when compared with the total number of shares involved. Unlike many larger public companies, Liberate does not have employees assigned to managing investor relations. Instead, Liberate's executive officers respond directly to stockholder requests, and time spent fulfilling these duties limits the time that such officers are able to allocate to other aspects of managing Liberate. Therefore, Liberate's management believes that it would be beneficial to Liberate and its stockholders as a whole to eliminate the administrative burden and cost associated with the approximately 9,500 beneficial stockholders accounts each containing fewer than 250,000 shares of common stock.

        In light of the foregoing, our board of directors believes that Liberate and its stockholders will derive no material benefit from continued registration under the Exchange Act, particularly since we have no continuing operating product or services business. We do not believe our public company status is in the best interest of Liberate or its stockholders because of the significant costs and expenses associated with being a public company. Our board of directors believes that it is in the best interest of Liberate, the cashed-out stockholders and remaining stockholders (the cashed-out stockholders and remaining stockholders each considered as a distinct group), to change the status of Liberate to a private company at this time because the sooner the proposal can be implemented, the sooner Liberate will cease to incur the expenses and burdens (which are only expected to increase in the near future) and the sooner stockholders who are to receive cash in the reverse/forward stock split will receive and be able to reinvest or otherwise make use of such cash payments.

  Ongoing Legal Claims

        Liberate is currently a party to various lawsuits that are summarized below.

        Circle Star Center Associates, L.P., the landlord of Liberate's former offices in San Carlos, California, has filed three complaints in the California Superior Court for the County of San Mateo alleging that Liberate had breached the office lease by, among other things, failing to pay rent for certain months of 2004 and 2005 and applicable late fees, and failing to replenish the letter of credit. Additionally, the landlord asserted claims for conversion, defamation and attorneys' fees incurred in Liberate's bankruptcy. On March 24, 2005, the Superior Court granted Liberate's motions and dismissed the landlord's claims for defamation and attorneys' fees incurred in Liberate's bankruptcy. In May 2005, Liberate paid the landlord approximately $2.5 million for past rent due, late fees and interest in connection with the various lease-related actions and we have procured a replacement letter of credit. Liberate has also agreed to pay the landlord approximately $13,000 in settlement of its claim for conversion. The landlord is currently pursuing a claim for interest on the replenishment claim. Additionally, the landlord has indicated that (i) it will move to recover attorneys' fees incurred as a result of Liberate's alleged breaches of the lease, and (ii) it intends to appeal the dismissal of its claims for defamation and attorneys' fees incurred in Liberate's bankruptcy.

        A number of class-action lawsuits seeking monetary damages were filed in the United States District Court for the Southern District of New York against several of the firms that underwrote our initial public offering. The suits were consolidated into one action that was coordinated for pretrial purposes with hundreds of virtually identical suits under a case captioned "In re Initial Public Offering Securities Litigation." Liberate agreed to enter into a global issuer settlement of plaintiffs' claims. On August 31, 2005, the court granted preliminary approval of the stipulation of settlement, and set a hearing for April 24, 2006 for further consideration of the stipulation of settlement and whether the settlement should receive final court approval.

        On March 1, 2005, Liberate filed a complaint against various of its insurance carriers alleging that the Carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the class action, the derivative action and the SEC investigation relating to Liberate's restatement of its financial statements for certain periods of fiscal 2002 and the revision of its preliminary financial results announced for the first quarter of fiscal 2003. On June 22, 2005, the California Court of Appeal issued a writ of mandate that directed the Superior Court to grant Federal Insurance Company's motion to dismiss Liberate's breach of contract and bad faith claims with leave to amend. On August 3, 2005, Liberate filed an amended complaint with the Superior Court. On August 9, 2005, the Superior Court granted in part Liberate's motion to dismiss Federal's cross-complaint with leave to amend.

        On March 3, 2005, Mitchell Kertzman, Liberate's former Chairman of the Board and Chief Executive Officer, filed a complaint in the California Superior Court for the County of San Mateo alleging, among other things, that Liberate breached its Stock Option Agreement with Mr. Kertzman by failing to allow him to exercise his stock options prior to the expiration of the exercise period after the termination of his employment with Liberate. The complaint seeks monetary damages of at least $3.0 million, interest and punitive damages in an unspecified amount. Liberate is challenging the legal basis for Mr. Kertzman's complaint, among other things, on grounds that it has complied at all times with the terms of the Stock Option Agreement. A trial date in this action is currently scheduled for January 17, 2006. On October 11, 2005, Liberate and Mr. Kertzman reached an agreement in principle to settle Mr. Kertzman's claims for $850,000.

        On June 13, 2005, Liberate filed a complaint against Insight Interactive L.L.C. for breach of contract, specific performance, and open book account. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that under a March 6, 2000 agreement with Liberate, Insight Interactive has failed to pay fees as they become due. On September 1, 2005, Insight Interactive filed an answer generally denying the causes of action set forth in Liberate's complaint and asserting various affirmative defenses, including the contention that Liberate is not entitled to payment under the March 6, 2000 agreement.

        On September 19, 2005, Leslie J. Lee filed a putative class action complaint in the Court of Chancery of the State of Delaware, alleging, among other things, that Liberate and certain officers and directors breached their fiduciary duties in connection with the reverse/forward stock split proposed by Liberate. Plaintiff purports to bring the action individually and on behalf of a putative class of all stockholders owning fewer than 250,000 shares of Liberate common stock. The complaint seeks preliminary and permanent injunctive relief against the reverse/forward stock split, declaratory relief, rescission of the reverse/forward stock split (if necessary), rescissory and/or compensatory damages and attorneys' fees and expenses. Also on September 19, 2005, Plaintiff filed a motion for expedited proceedings and a motion for preliminary injunction. On September 27, 2005, Liberate filed a letter in opposition to Plaintiff's motion for expedited proceedings. On October 6, 2005, the court heard oral argument on the motion and, at the conclusion of the argument, denied plaintiff's motion for expedited proceedings and declined to schedule a hearing on plaintiff's motion for preliminary injunction.

        Liberate intends to defend and prosecute the above mentioned lawsuits vigorously. Management estimates that, based on the information currently available to it, resolution of these lawsuits is reasonably likely to result in a net aggregate liability to Liberate of between approximately $18 million and $26 million but could, in extreme cases, result in a net aggregate liability to Liberate of between $12 million and $32 million. Assuming cash-out of fractional stockholders in the reverse/forward stock split and on the basis of the estimated range of net aggregate liability that management considers reasonably likely, management currently estimates that Liberate shares held by remaining stockholders would have a fair value of between $0.11 and $0.22 per share on an undiluted basis. Management's estimated range of liability and fair value, in each case, includes liabilities under the Circle Star lease (net of sublease rentals under the terms of existing subleases) and excludes any costs or liabilities associated with litigation challenging the reverse/forward stock split. Management considers the calculation on an undiluted basis appropriate because the exercise price proceeds of Liberate's 1.7 million options that are nearly in-the-money would offset the bulk of any dilutive effect should they become in-the-money. We cannot provide any assurance that the actual outcome of these matters will result in liability or that Liberate shares held by remaining stockholders will have a fair value within the ranges estimated by management. Legal actions are inherently uncertain, we cannot predict or determine the outcome or resolution of these actions or estimate with any degree of certainty the amounts of loss or recovery with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The actual amount of our liability or recovery in any particular matter could be greater or less than management's estimates, which could result in a net aggregate liability to Liberate and/or Liberate shares held by continuing stockholders could have a fair value outside of the ranges stated above. For a more detailed description of these claims, see the section entitled "Special Factors—Legal Proceedings" beginning on page 40.

        In addition to these pending lawsuits, Liberate is considering pursuing claims against its former Chief Operating Officer, Donald Fitzpatrick, to recover money due and owing and damages resulting from his conduct as an officer of Liberate in connection with Liberate's restatement of its financial statements for certain periods of fiscal 2002 and the revision of its preliminary financial results announced for the first quarter of fiscal 2003. However, Liberate has not yet determined whether the potential benefits of pursuing any such claims against Mr. Fitzpatrick would outweigh the costs. In addition, should Liberate decide to pursue any such claims against Mr. Fitzpatrick, we can give you no assurance as to the likelihood that we would prevail, or that even if Liberate prevails, we would be able to actually recover from Mr. Fitzpatrick the amount of any judgment obtained.

  Board Deliberations and Background of the Reverse/Forward Stock Split

        On April 7, 2005, we completed the sale of our North American business to Double C Technologies, LLC pursuant to the Asset Purchase Agreement dated as of January 14, 2005. On April 15, we entered into an Asset Purchase Agreement to sell our remaining business outside of North America to SeaChange International, Inc. We completed the SeaChange Asset Sale on July 12, 2005. At our meeting of the Board of Directors on April 15, 2005 at which our board of directors approved the asset sale to SeaChange, our management and our board of directors engaged in a discussion regarding the plans for Liberate after the closing of the SeaChange Asset Sale. Management noted that upon the closing of the SeaChange Asset Sale we would then have no remaining operating product or services business. However, there are various remaining activities that Liberate expects to pursue after the closing of the SeaChange Asset Sale, including continuing to resolve outstanding contingent liabilities, defend and prosecute pending litigation, and pursue recovery of outstanding claims as appropriate that we may have against third parties such as our claims against certain Directors and Officers' insurance carriers. Management also raised concerns regarding significant continuing costs and expenses of operating as a publicly traded company. The board of directors directed the management to evaluate potential alternatives to save such public company costs while allowing Liberate to conduct such activities, including the possibility of converting to a private company.

        In the following weeks, we reviewed our direct and indirect costs associated with compliance with the Exchange Act's filings and reporting requirements imposed on public companies. We also considered the significant costs and burdens of complying with the recently enacted requirements of the Sarbanes-Oxley Act of 2002, including the resources and costs required to implement internal control procedures and to engage our independent registered public accounting firm to audit our compliance. We analyzed the potential cost savings of being a private company. We explored with our legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, various alternatives that may be available to Liberate to become a private company so as to allow Liberate to, among other things, extinguish reporting obligations with the SEC and avoid the significant cost of Sarbanes-Oxley Act compliance, including a reverse stock split that would reduce the number of stockholders of record below 300, a repurchase of shares by Liberate, or a merger pursuant to which all non-affiliated stockholders would be cashed out. The reverse stock split appeared to be the most feasible method for Liberate to become private.

        On April 22, 2005, Liberate engaged Duff & Phelps to provide financial advice and to evaluate the fair value of consideration to be provided to holders of fractional shares in the event that Liberate elected to pursue a reverse stock split. Duff & Phelps conducted a thorough due diligence and analysis of our financial information, and engaged in a number of discussions with Liberate's management and employees regarding the business prospects and financial condition of Liberate. We also worked closely with Skadden Arps to plan for the procedures for undertaking a potential reverse stock split.

        On May 5, 2005, Liberate's management updated our board of directors on the progress and preliminary findings of our evaluation. Our Chief Executive Officer provided the board of directors with a general overview of the issues and process related to a reverse stock split. Our Chief Financial Officer reviewed the costs and expenses of remaining public and the potential savings of being private. Liberate's management and a representative of Skadden Arps explained the procedures and mechanics for completing a reverse stock split, including the process for providing cash consideration for each fractional share that is cashed out, the board of directors' determination of fair value for such consideration with the assistance of an evaluation by an independent financial advisor, and the process for filing a proxy statement with the SEC and obtaining stockholder approval. Management also presented various potential ratios for the reverse stock split for consideration by the board of directors. The representative of Skadden Arps further elaborated on the issues and process related to a reverse stock split, and advised the board of directors of its legal obligations and fiduciary duties in its consideration of a reverse stock split. The Skadden Arps representative also presented to the board of directors other alternative methods available to accomplish a going private transaction, including a repurchase of shares by Liberate or a merger pursuant to which all non-affiliated stockholders would be cashed out. Management and the board of directors also discussed other alternatives to taking Liberate private, including a potential dissolution of Liberate. Subject to further review and analysis, the board of directors expressed general support for converting Liberate into a private company through a reverse stock split. The board of directors also discussed various ratios that might be used to effect the reverse stock split with the goal of bringing the number of record holders well below the 300 threshold required to deregister under the Exchange Act and the number of beneficial holders below the 100 threshold required to avoid becoming an "investment company" under the Investment Company Act, in each case taking into account the possibility that the number of holders of our stock could increase as a result of transfers. The board of directors' discussion focused on a reverse split ratio of 1-for-250,000 in order to accomplish these objectives in the event that it determined to go forward with the reverse stock split. The board of directors directed management to continue its evaluation of the reverse stock split and provided further guidance with respect to further evaluation and planning by the management.

        On June 15, 2005, the board of directors held a meeting to consider the approval of a reverse stock split. Management presented its final evaluation, including the costs and expenses of remaining a public company, the savings of being a private company, the merits of a private company versus a public company, the analysis of a reverse split ratio of 1-for-250,000, and the total cash consideration needed to cash out holders of fractional shares. Management also updated the board of directors on Liberate's outstanding contingent liabilities, pending litigation, and outstanding claims against third parties. Management's update included a discussion of the procedural posture of each litigation matter and an analysis of the range of potential outcomes. Management and Skadden Arps also recommended that any reverse stock split be immediately followed by a forward split in the same ratio in order to facilitate ease of administration of continuing holders of stock as well as stock options. A representative of Skadden Arps revisited with the board of directors the legal process for the reverse stock split transaction, and reminded the board of directors of their fiduciary duties and legal obligations that should guide the board of directors' consideration. A representative of Duff & Phelps then presented the results of its evaluation and determination of the fair value for the consideration that may be paid to holders of fractional shares. Duff & Phelps reviewed its evaluation process, the various valuation methodologies that were used, and analyses of relevant factors. Duff & Phelps delivered its oral opinion that the fair value of Liberate's common stock to be received by the holders of common stock who will hold fractional shares immediately following the reverse split is $0.20 per share, after giving effect to the SeaChange Special Dividend. After a full discussion, the board of directors concluded that a reverse stock split of Liberate's common stock followed by a forward split in the same ratio was advisable and in the best interest of Liberate and its stockholders. With Mr. Lockwood recusing himself from the vote because he would be a remaining stockholder, the board of directors approved the reverse stock split with the ratio of 1-for-250,000 followed by a forward split in the same ratio, and determined that $0.20 per share in cash to be received by the holders of common stock who will hold fractional shares immediately following the reverse split was fair from a financial point of view to the cashed-out stockholders and the continuing stockholders. The board of directors recommended to the stockholders that the reverse/forward split transaction be approved.

        On June 15, 2005, Duff & Phelps delivered its written opinion and final report to the board of directors, and on June 16, 2005 Liberate issued a press release announcing the reverse/forward split transaction.

  Alternatives Considered

        In making the determination to proceed with the reverse/forward stock split, our board of directors considered the feasibility and attractiveness of certain alternative transactions, as described below:

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  Issuer Tender Offer.    Our board of directors considered, in concept, an issuer tender offer by which Liberate would offer to repurchase shares of its outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. Our board of directors was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit Liberate to reduce the number of stockholders of record below 300 and to terminate its SEC reporting obligations. Our board of directors was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, our board of directors considered that the estimated transaction costs of completing a tender offer would be higher than the costs of the reverse/forward stock split, and these costs could be significant in relation to the value of the shares purchased since there could be no certainty that a significant number of shares would be tendered. Since an issuer tender offer would not necessarily meet Liberate's objective of reducing the number of stockholders of record below 300, our board did not address or consider potential purchase prices to be offered in an issuer tender offer.

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  Traditional Stock Repurchase Program.    Our board of directors considered a plan whereby Liberate would periodically repurchase shares of common stock on the open market at the then current market price, but rejected such an approach. Repurchasing enough shares in this manner to enable Liberate to deregister under the Exchange Act would likely take an extended period of time, have no assurance of success and be of undeterminable cost.

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  Sale of Liberate as a Public Company Shell.    Our board of directors also considered the sale of the Company as a public shell. However, after consultation with our financial advisors, the board of directors determined that because of Liberate's significant known and unknown liabilities (including liabilities with respect to the lease of our former offices in San Carlos, California and the potential liabilities associated with ongoing claims that Liberate retained in connection with the Double C and SeaChange asset sale transactions) and limitations on the usage of our significant net operating losses, Liberate is not an attractive alternative to potential purchasers of a public company shell.

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  Dissolution and Liquidation.    Our board of directors also considered an orderly dissolution and liquidation of Liberate and distribution of the net proceeds. However, our board of directors determined that continuing Liberate's corporate existence at this time would enable management to better manage (i) the disposition of remaining non-operating assets and potential recoveries from claims against third parties, and (ii) our liabilities and pending litigations such as our litigation with Circle Star Center Associates, L.P., the landlord of Liberate's former offices in San Carlos, California. Our board of directors believed that enhanced stockholder value could be obtained by continuing our efforts to recover on non-operating assets and third party claims, and resolve our outstanding lease liabilities either through settlement or subleasing the premises and that the management of these assets and liabilities could provide a better result for stockholders than would otherwise be available in the event of a dissolution or liquidation of Liberate at this time.

  Specifically, our board of directors believed that increased stockholder value would be obtained by maintaining control of the lease that is the subject of the Circle Star litigation, while also defending the litigation, in order to sublease the premises on the best terms available rather than surrender the lease to the landlord despite the landlord's duty to mitigate its damages. Thus, we currently expect to continue as tenant under the Circle Star lease and continue our efforts to sublease the premises through the remaining term of the lease which ends in 2010.

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  Maintaining the Status Quo.    Our board of directors also considered the alternative of taking no action. However, due to Liberate's significant and increasing costs of compliance under the Exchange Act, especially in light of the fact that we have no operating product or services business, our board of directors believed that taking no action at this time is not in the best interests of Liberate.

        After considering these various alternatives, our board of directors has determined that the reverse/forward stock split is the most expeditious and economical method of changing Liberate's status from that of a public reporting company to that of a private non-reporting company.

Purpose of the Reverse/Forward Stock Split

        The purpose of the reverse/forward stock split is to cash-out the equity interests in Liberate of stockholders who, as of the effective date, hold fewer than 250,000 shares of common stock in any discrete account at a price determined to be fair by our board of directors in order to:

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  reduce the number of Liberate's stockholders of record for purposes of the Exchange Act to fewer than 300 so that Liberate can deregister its common stock under the Exchange Act, and thereby be relieved of the administrative burdens and costs associated with filing reports with the SEC and otherwise complying with the requirements of a public reporting company under the Exchange Act and Sarbanes-Oxley Act;

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  avoid having to comply with the regulatory provisions of the Investment Company Act;

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  eliminate the cost of maintaining small stockholder accounts;

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  permit small stockholders to receive cash for their shares without having to pay brokerage commissions or other fees; and

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  increase management's flexibility to consider and initiate actions that will enable them to better manage Liberate's remaining non-operating assets and liabilities to maximize stockholder interest with a goal of returning value to our stockholders.

        If the transaction is approved and implemented, the management directors and executive officers of Liberate may benefit by an approximate 3.1% increase in their percentage beneficial ownership of common stock, from approximately 16.3% to approximately 19.4%. Such benefit may increase the net book value of their holdings by approximately 3.4% per share, from $0.29 per share to $0.30 per share, based on stockholders' equity as of May 31, 2005 and shares of common stock outstanding on May 31, 2005. However, following the deregistration of Liberate's common stock under the Exchange Act, there will be limited public information concerning Liberate and even less of a trading market for Liberate's common stock than presently exists. The reverse/forward stock split proposal will provide registered stockholders with fewer than 250,000 shares of common stock with a cost-effective way to cash-out their investments in Liberate, because Liberate will pay all transaction costs in connection with the transaction. Moreover, Liberate will benefit from substantial cost savings (as described below) as a result of the transaction.

        Liberate incurs direct and indirect costs associated with compliance with the SEC's filing and reporting requirements imposed on public companies. Liberate also incurs substantial indirect costs as a result of, among other things, management's time expended in preparing and reviewing such filings. Since Liberate has relatively few executive personnel, these indirect costs can be substantial. The annual savings that Liberate expects to realize as a result of the transaction are estimated as follows:

Legal Fees	$231,000
Accounting and Sarbanes-Oxley Consulting Fees	954,000
Director & Officer Insurance	539,000
Other	432,000

Total	$2,156,000

        Estimates of the annual savings expected to be realized if the transaction is implemented are based upon (1) the actual costs to Liberate of the services and disbursements in each of the above categories that were reflected in its recent historical financial statements and (2) the allocation to each category of management's estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to Liberate's public reporting company status. In some instances, our management's estimates were based on information provided by others or upon verifiable assumptions. For example, there will be a reduction in accounting and consulting fees if Liberate ceases to be public. In addition, there will be more limited needs for legal counsel for SEC matters and for a financial printer if Liberate no longer files reports with the SEC. Other estimates were more subjective, such as: savings in transfer agent's fees that could be expected because of the reduction in the number of accounts to be handled by the transfer agent, the lower printing and mailing costs attributable to such reduction and the less complicated disclosure required by Liberate's private status; the need for fewer directors' and committee meetings (and the consequent reduction in associated expenses); and the reduction in direct miscellaneous clerical and other expenses (e.g., word processing, edgarizing, telephone and fax charges associated with SEC filings, and the elimination of the charges imposed by brokers and banks to forward materials to beneficial holders).

        The estimates set forth above are just that—estimates, and the actual savings to be realized may be higher or lower than estimated above. Liberate expects that if it becomes private during fiscal year 2006, then the savings will be not be fully realized until fiscal year 2007. Based on Liberate's size and resources, our board of directors does not believe the costs associated with remaining a public company are justified. In light of these disproportionate costs, our board of directors believes that it is in the best interests of Liberate and all of its stockholders to eliminate the administrative burden and costs associated with these small record accounts.

        We will manage our assets remaining after the Asset Sales, including cash, and undertake to invest in a variety of instruments which may include equity and debt of public and private companies. Thus, our board of directors considered in their determination of the reverse stock split ratio of 1-for-250,000, a ratio whereby, based on information obtained from our transfer agent and ADP Investor Communication Services, following the transaction Liberate common stock would be beneficially owned by not more than one hundred persons and therefore avoid having Liberate to comply with the regulatory provisions of the Investment Company Act.

Recommendation of the Board; Fairness of the Transaction

        Our board of directors (with Mr. Lockwood recusing himself from the vote because he would be a remaining stockholder) determined that the transaction, taken as a whole, is substantively advisable and in the best interests of Liberate, the cashed-out stockholders and the remaining stockholders, as discussed below. Our board of directors also believes that the process for approving the transaction is procedurally fair. Our board of directors recommends that stockholders vote "FOR" approval of the reverse/forward stock split.

        Our board of directors has retained for itself the absolute authority to reject and not implement the reverse/forward stock split (even after approval of the transaction) if it determines subsequently that the transaction is not then in the best interests of Liberate and its stockholders. If for any reason the transaction is not approved, or, if approved, is not implemented, the common stock will not be deregistered until such time as Liberate otherwise is eligible to do so.

        As discussed above, our board of directors considered alternatives to the transaction, but ultimately approved the reverse/forward stock split structure. Please see "Special Factors—Background of the Reverse/Forward Stock Split Proposal" beginning on page 13.

        In considering whether the cash payment of $0.20 per share payable to stockholders in lieu of fractional shares in connection with the reverse/forward stock split is substantively fair from a financial point of view to our cashed-out stockholders and our remaining stockholders, our board of directors considered, among other things, the financial analysis and opinion of Duff & Phelps. At our board's meeting on June 15, 2005, Duff & Phelps presented the financial analyses supporting their fair value opinion. Our board of directors had an opportunity to ask questions and discuss the analyses.

        Other than the completed Asset Sales and the processes discussed in "Special Factors—Past Contacts, Negotiations and Transactions" beginning on page 43, our board of directors did not seek, and is not aware of, in the last two years, any proposals from any unaffiliated persons for the merger or consolidation of Liberate, or for the sale or other transfer of all or substantially all of Liberate's assets, or for the sale or other transfer of securities of Liberate that would enable the holder to exercise control of Liberate. In making its fairness determination, our board of directors considered these factors and Duff & Phelps was also aware of these transactions and factored them into its analysis in giving its opinion.

        Liberate has not purchased any shares of its common stock during the past two years. Accordingly, our board of directors did not consider this factor relevant to its fairness determination.

        Our board of directors considered a number of factors in determining whether it was advisable and in the best interests of Liberate, its cashed-out stockholders and its remaining stockholders (the cashed-out stockholders and the remaining stockholders each considered as a distinct group), to undertake a transaction to reduce the number of stockholders to fewer than 300 record holders in order to terminate the registration of its common stock under the Exchange Act. The discussion herein of the information and factors considered is not intended to be exhaustive, but is believed to include all material factors considered by our board of directors. Our board of directors did not assign any specific weights to the factors below, and individual directors may have given differing weights to different factors.

        All of our stockholders and investors generally will have an opportunity both to evaluate all of the information contained herein and to compare the potential value of an investment in Liberate with that of other available investments.

Cashed-Out Stockholders

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  Current and Historical Market Prices of Liberate's Common Stock.    Liberate's common stock is quoted on the Pink Sheets, but is thinly traded. During the twelve months prior to the public announcement of the proposed reverse/forward stock split, the average trading volume was approximately 164,634 shares per day, which represents approximately 0.15% of the outstanding shares of Liberate common stock.

    Though thinly traded during the twelve month period prior to the public announcement of the reverse/forward stock split, transactions involving public shares of Liberate did occur on 252 out of approximately 252 potential trading days. During the forty-one day period subsequent to the April 11, 2005 ex-dividend date for the March Special Dividend, the high for the trading price of Liberate stock was $0.40, and the low was $0.30, with a weighted average closing price of $0.35. During the thirty trading days prior to June 13, 2005, the high for the trading price of Liberate stock was $0.33 and the low was $0.29, with a weighted average closing price of approximately $0.31. Our stock price closed at $0.30 per share on both June 13 and 14, 2005.

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  Net Book Value.    As of April 30, 2005 the book value and the tangible net book value per common share was $0.17. After consummation of the SeaChange Asset Sale our income consists primarily of wind-down expenses, lease expense, and expenses necessary to resolve our outstanding contingent assets and liabilities. Therefore, our net book value should continue to decline as we generate net losses over the period of time estimated as necessary to resolve these contingencies.

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  Going Concern Value.    In determining the cash amount to be paid to cashed-out stockholders in the reverse/forward stock split, our board of directors considered the value of Liberate's shares on the basis of a going concern in accordance with the discussion of this factor presented in its financial advisor's report, without giving effect to any anticipated effects of the reverse/forward stock split.

    In rendering its fair value opinion, Duff & Phelps considered Liberate to be a going concern operating business for a limited period of time until consummation of the SeaChange Asset sale. Subsequent to the SeaChange Asset Sale, Liberate would have no operating product or services business. Therefore our business would be a going concern, however, only with limited operations until we resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. The settlement of our contingent assets and liabilities is reflected in the Duff & Phelps Discounted Cash Flow Analysis over a period of time estimated as necessary to resolve these contingencies. The premise of value used by Duff & Phelps to estimate the fair value of our common stock was an orderly disposition of assets upon consummation of the SeaChange Asset Sale.

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  Earnings.    For the three years ended May 31, 2002, 2003 and 2004, Liberate reported net loss of $335,087,000, $399,257,000 and $33,402,000, respectively. After consummation of the SeaChange Asset Sale our income consists primarily of wind-down expenses, lease expense, and expenses necessary to resolve our outstanding contingent assets and liabilities. We generally expect to generate net losses over the period of time estimated as necessary to resolve these contingencies.

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  Liquidation Value. In determining the cash amount to be paid to cashed-out stockholders in the reverse/forward stock split, our board of directors did not determine the value of Liberate's shares on the basis of a forced or current liquidation premise because the board did not consider the forced liquidation of Liberate's business to be a viable option. However, the board did consider the value of Liberate's shares on the basis of the Discounted Cash Flow Analysis following consummation of the SeaChange Asset Sale in accordance with the analysis presented in its financial advisor's report.

    After consummation of the SeaChange Asset Sale, Liberate has no operating product or services business. However, we will continue operating in a capacity to wind down the business and attempt to resolve our outstanding contingent assets and liabilities. Given the nature of our expected contingent assets, liabilities and obligations after consummation of the SeaChange Asset Sale, an immediate forced liquidation of our business did not appear to be a viable option. Liquidation of our business will require sufficient time to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties.

    The Discounted Cash Flow Analysis conducted by Duff & Phelps is effectively premised as an orderly disposition of assets since Liberate would have no significant operating product or services business upon the consummation of the SeaChange Asset Sale. Duff & Phelps did not separately estimate the forced or current liquidation premise of value. Early settlement of contingent assets and liabilities through a current liquidation or short term forced liquidation likely would result in less value to our shareholders than operating the business as a going-concern until consummation of the SeaChange Asset Sale and thereafter operating our business by orderly disposing of our net assets for an indefinite period of time until such time that we resolve our outstanding contingent assets and liabilities.

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  Opinion of the Financial Advisor.    Our board of directors considered the opinion of Duff & Phelps, rendered on June 15, 2005 to the effect that, as of June 13, 2005 and based upon and subject to certain matters stated therein (and after giving effect to the payment of the SeaChange Special Dividend), the fair value of our common stock in connection with the proposed transaction is $0.20 per share. For more information about the opinion you should read the discussion below under "Special Factors—Opinion and Report of the Financial Advisor" beginning on page 26 and a copy of the opinion of Duff & Phelps is attached as Annex B to this proxy statement. The transaction price is consistent with the price referenced in the financial advisor's opinion. Accordingly, our board of directors believes the opinion of the financial advisor supports its determination that the transaction is fair to cashed-out stockholders.

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  Opportunity to Liquidate Shares of Common Stock.    Our board of directors considered the opportunity the reverse/forward stock split presents for stockholders owning fewer than 250,000 shares to liquidate their holdings without incurring brokerage costs, particularly given the relatively illiquid market for shares of Liberate's common stock, at a price that is consistent with recent trading prices (after giving effect to the SeaChange Special Dividend). Our board of directors believes this opportunity is a benefit to the cashed-out stockholders, and, accordingly, that availability of this opportunity supports its determination that the transaction is fair to cashed-out stockholders.

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  Special Dividend.    Our board of directors also considered the SeaChange Special Dividend of $0.15 per share of Liberate common stock that it declared on June 15, 2005, and paid on July 13, 2005 to the holders of record on June 27, 2005 upon the closing of the SeaChange Asset Sale. Our board of directors considered that the cash payment of $0.20 per share payable to stockholders in lieu of fractional share, after giving effect to the SeaChange Special Dividend, represents a premium over our common stock's weighted average closing sale price for the 30-day period immediately preceding the announcement of the transaction and is equal to the weighted average closing price for the 41-day period subsequent to the April 11, 2005 ex-dividend for the March Special Dividend.

Remaining Stockholders

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  Fairness of Price Per Share.    Our board of directors determined that the $0.20 per share to be received by the cashed-out stockholders also was fair to the remaining stockholders for reasons including, but not limited to, reasonableness from the remaining stockholders' point of view with respect to the same market price, net book value, going concern value, earnings, and stock repurchase analyses described above.

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  Opinion of the Financial Advisor.    Our board of directors also considered that the opinion of Duff & Phelps rendered on June 15, 2005 to the effect that, as of June 13, 2005 and based upon and subject to certain matters stated therein (and after giving effect to the payment of the SeaChange Special Dividend), the fair value of our common stock in connection with the proposed transaction is $0.20 per share.

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  Opportunity to Share Increased Value of Liberate.    Our board of directors determined that the reverse/forward stock split is fair to the remaining stockholders because they have the potential to benefit from any reduction in operating costs that Liberate would realize in going private, including: elimination of costs associated with filing documents under the Exchange Act with the SEC; elimination of the costs of compliance with the Sarbanes-Oxley Act of 2002 and related regulations; and reduction of the direct and indirect costs of administering stockholder accounts and responding to stockholder requests. In addition, our board of directors recognized Liberate's anticipated savings with respect to audit requirements, legal fees, directors' fees and insurance costs associated with public companies. As we will have no operating product or services business after the consummation of the SeaChange Asset Sale, our board of directors determined that the remaining stockholders would enjoy any increased value of Liberate that might result from management actions that result in a reduction of liabilities, favorable disposition of non-operating assets and recoveries from claims against third parties and attractive investment returns. Based on management's estimate of the probable range of the net aggregate liability to Liberate of the resolution of its ongoing claims and assuming the cash-out of fractional shares in the reverse/forward stock split at a price of $0.20 per share, management currently estimates that the fair market value of Liberate shares held by remaining stockholders would likely be between $0.11 and $0.22 per share on an undiluted basis. We cannot, however, provide any assurance that the actual fair market value of Liberate shares held by remaining stockholders will be within this range. Management considers the calculation on an undiluted basis appropriate because the exercise price proceeds of Liberate's 1.7 million options that are nearly in-the-money would offset the bulk of any dilutive effect should they become in-the-money.

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  Limited Benefit of Remaining Public.    Our board of directors also considered the fact that, in addition to the deregistration of Liberate's common stock under the Exchange Act as a result of the transaction, the common stock would no longer be eligible for quotation on the Pink Sheets and any trading in our common stock will occur in privately negotiated sales, which will adversely affect the liquidity of our common stock. However, our board determined that the current limited market for shares of Liberate's common stock provides little benefit to Liberate's remaining stockholders.

Procedural Fairness

        Our board of directors also believes that the reverse/forward stock split is procedurally fair to all stockholders because, among other things:

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  The reverse/forward stock split is being effected in accordance with all applicable requirements of Delaware law and our organizational documents. Specifically, the transaction is being submitted to a vote of Liberate's stockholders and is subject to the affirmative vote of holders of at least 75% of the outstanding shares of our common stock, where Delaware law would otherwise only require an affirmative vote of the holders of at least a majority of the outstanding shares.

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  The reverse/forward stock split has been approved by the directors (with Mr. Lockwood recusing himself from the vote because he would be a remaining stockholder), including the directors who are not employees of Liberate.

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  Other than the expressed intent of our directors and executive officers to vote their shares of common stock for the transaction, Liberate has not obtained any prior assurances from any of its stockholders regarding the vote on the transaction, nor did any stockholders (other than our directors and executive officers as described in this statement) participate in the process of evaluating the proposed reverse/forward stock split.

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  Between the date of this proxy statement and the effective date of the reverse/forward stock split, all of our stockholders will have an opportunity to adjust the number of shares of common stock they will own as of the effective date. In this way, holders who would otherwise become cashed-out stockholders can become remaining stockholders and holders of more than 250,000 shares can divide or otherwise adjust their holdings into amounts of fewer than 250,000 shares.

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  The reduction in available information about Liberate will be offset by the approximately 22.0% increase in beneficial ownership that may be experienced by remaining stockholders, from approximately 81.9% to approximately all of our outstanding common stock.

Additional Factors

        Our board of directors also took into consideration the following additional factors:

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  Although cashed-out stockholders will receive cash consideration for their shares, the remaining stockholders will bear the burden of the expenses of the reverse/forward stock split, reduced liquidity and greater uncertainty regarding the price they may receive for their shares in the event they attempt at some later date to liquidate their investment of common stock.

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  Although the remaining stockholders will indirectly bear the transaction costs associated with taking Liberate private (including the cost of litigation challenging the reverse/forward stock split), our board of directors believes that such expenses will be offset by the anticipated savings of approximately $2.2 million or more on an annual basis once Liberate is private.

        After consideration of all the facts, our board of directors determined that the proposed transaction, taken as a whole, is advisable and in the best interests of Liberate, its cashed-out stockholders and its remaining stockholders (the cashed-out stockholders and the remaining stockholders each considered as a distinct group).

No unaffiliated stockholder approval requirement, independent committee or unaffiliated representative, or special provisions for access to corporate files

        The reverse/forward stock split is not structured so that approval of at least a majority of unaffiliated stockholders (that is, stockholders other than our executive officers and Director Lockwood who would all be remaining stockholders) is required. Our board of directors determined that any such voting requirement would prevent affiliated stockholders from participating in the consideration of the proposed transaction. As affiliated stockholders beneficially own only approximately 16.3% of our common stock, and the transaction will not result in any change in control of Liberate, our board of directors did not believe that the participation of affiliated stockholders in voting upon the transaction was unfair to cashed-out stockholders or remaining stockholders.

        No independent committee of our board of directors has reviewed the fairness of the transaction. No unaffiliated representative acting solely on behalf of cashed-out stockholders or remaining stockholders for the purpose of negotiating the terms of the transaction or preparing a report covering the fairness of the transaction was retained by Liberate or by a majority of directors who are not employees of Liberate. Liberate has not made any special provision in connection with the transaction to grant unaffiliated stockholders access to Liberate's corporate files or to obtain counsel or appraisal services at Liberate's expense. Our board of directors did not believe that these steps were necessary for the following reasons: four of Liberate's five directors are independent; affiliated stockholders beneficially own only 16.3% of our outstanding common stock, and will beneficially own only approximately 19.4% of common stock after the transaction; and the transaction will not result in any change in control of Liberate.

        With respect to unaffiliated stockholders' access to Liberate's corporate files, our board of directors determined that this proxy statement, together with Liberate's other filings with the SEC, provide adequate information for unaffiliated stockholders to make an informed decision with respect to the reverse/forward stock split. Our board of directors also considered the fact that under Delaware corporate law, and subject to certain conditions set forth under Delaware law, stockholders have the right to review Liberate's relevant books and records of account. Our board of directors did not consider these steps necessary to ensure the fairness of the reverse/forward stock split proposal. Our board of directors determined that such additional steps would be costly and would not provide any meaningful additional benefits. Our board of directors noted the fact that the financial advisor engaged by Liberate considered and rendered its opinion as to the fairness of the consideration payable in the transaction, from a financial point of view, to Liberate's stockholders, including stockholders who will receive cash and those who will retain their shares after the transaction.

        After consideration of the factors described above, our board of directors believes that the reverse/forward stock split is fair, notwithstanding the absence of such an unaffiliated stockholder approval requirement, independent committee or unaffiliated representative, or special provisions for access to corporate files.

Opinion and Report of the Financial Advisor

        In connection with the proposed transaction, our board of directors engaged Duff & Phelps to render an opinion as to the fair value of our common stock in connection with the proposed reverse/forward stock split. On June 15, 2005, at a meeting of our board of directors, Duff & Phelps delivered its opinion that, as of June 13, 2005, based upon and subject to certain matters stated therein (and after giving effect to the payment of the SeaChange Special Dividend), the fair value of our common stock in connection with the proposed transaction is $0.20 per share. Subsequently, Duff & Phelps delivered its written fair value opinion.

        The opinion of Duff & Phelps is included with this proxy statement as Annex B. The report of Duff & Phelps will be made available for inspection and copying during ordinary business hours at our executive offices by any interested stockholder of Liberate or any representative of the stockholder designated by the stockholder in writing. Upon written request, Liberate will furnish a copy of the report to any interested stockholder of Liberate, or any representative designated by the stockholder in writing, at the expense of the requesting stockholder. The report has also been filed with the SEC as an exhibit to Liberate's transaction Statement on Schedule 13E-3. Duff & Phelps consented to the filing of its report with the Schedule 13E-3.

THE FULL TEXT OF THE WRITTEN OPINION OF DUFF & PHELPS, DATED AS OF JUNE 15, 2005, IS ATTACHED AS ANNEX B AND IS INCORPORATED BY REFERENCE. YOU ARE URGED TO READ THE DUFF & PHELPS OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED, PROCEDURES FOLLOWED AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY DUFF & PHELPS IN RENDERING ITS OPINION. THE SUMMARY OF THE DUFF & PHELPS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

        Duff & Phelps's opinion is addressed to the Liberate Board of Directors and evaluated only the fair value of the Liberate common stock in connection with the proposed reverse/forward stock split. Duff & Phelps's opinion does not address the merits of the underlying decision to proceed with the transaction and does not constitute, nor should it be construed as, a recommendation to any stockholder as to how to vote on the proposed transaction or any matter related to the proposed transaction. The fractional share consideration was determined by our board of directors based, in part, on discussions with and the analysis of Duff & Phelps. No other instructions or limitations were imposed by Liberate on Duff & Phelps with respect to the investigations made or procedures followed in rendering its opinion.

        In arriving at its opinion, Duff & Phelps, among other things:

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  reviewed certain publicly available business and financial information relating to Liberate that Duff & Phelps deemed to be relevant;

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  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Liberate;

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  conducted discussions with members of senior management of Liberate concerning the history, current operations and financial status, and future prospects;

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  reviewed documentation related to the proposed sale of Non-North America assets to SeaChange;

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  toured Liberate's former headquarters in San Mateo, California;

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  reviewed the market prices and trading volumes for Liberate common shares;

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  reviewed Liberate's contingent assets and liabilities as represented to Duff & Phelps by Liberate's management;

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  reviewed documentation related to Liberate's various building lease commitments;

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  reviewed pertinent industry information; and

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  reviewed such other financial studies and analysis and took into account such other matters Duff & Phelps deemed necessary, including Duff & Phelps's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Duff & Phelps has assumed and relied on the accuracy and completeness of all information supplied or otherwise made available, discussed with or reviewed by or for Duff & Phelps, or publicly available, and Duff & Phelps has not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Liberate or been furnished with any such evaluation or appraisal. With respect to the financial forecast information furnished to or discussed with Duff & Phelps by Liberate, Duff & Phelps has assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Liberate's management as to the expected future financial performance of Liberate. Finally, Duff & Phelps assumed that the final form of the proxy is substantially similar to the last drafts reviewed by them.

        Duff & Phelps's opinion was necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to Duff & Phelps as of June 13, 2005. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion.

        In connection with this opinion, Duff & Phelps made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. The fractional share consideration was determined by the Liberate Board of Directors based, in part, on discussions with and the analysis of Duff & Phelps. No limits were placed on Duff & Phelps by Liberate or its Board of Directors in terms of the information to which they had access, the matters they could consider, the investigations made or procedures followed in rendering its opinion. Duff & Phelps' due diligence with regards to the proposed transaction included, but was not limited to, the items summarized below.

Summary of Analyses

        In accordance with customary valuation practice, Duff & Phelps employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial and comparative analyses utilized by Duff & Phelps in arriving at its opinion. It does not purport to be a complete description of the presentation of Duff & Phelps to the Liberate Board or the analyses performed by Duff & Phelps. The preparation of a fair value opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth below, without considering the analyses as a whole, could create a misleading or an incomplete view of the process underlying Duff & Phelps's fair value opinion.

        In arriving at its fair value opinion, Duff & Phelps considered the results of all such analyses taken as a whole. Furthermore, in arriving at its fair value opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The analyses were prepared solely for purposes of Duff & Phelps providing its opinion to our board of directors as to the fair value of the Liberate common stock in connection with the proposed reverse/forward stock split, and do not purport to be appraisals of individual assets and liabilities or to necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses are based upon numerous factors or events beyond the control of Liberate, our advisors or any other person, and are inherently uncertain. Actual future results may be materially different from those forecasts.

        Since the operations of Liberate would have no operating product or services business upon consummation of the SeaChange Asset Sale, Duff & Phelps determined that certain common valuation methodologies, including a comparable public company analysis and comparable sale transaction analysis, were not useful. Accordingly, as described below, Duff & Phelps' opinion relied primarily on a Discounted Cash Flow Analysis, reflecting primarily the SeaChange Asset Sale, wind-down costs, interest income, and the settlement of Liberate's contingent assets and liabilities. Duff & Phelps also considered a Net Asset analysis by reviewing and applying an adjusted pro-forma balance sheet as input to the Discounted Cash Flow Analysis. Finally, Duff & Phelps reviewed the historical trading price of Liberate's common stock. Duff & Phelps also took into account its experience in transactions and valuations.

        Discounted Cash Flow Analysis.    Duff & Phelps performed a discounted cash flow analysis of the projected free cash flow of Liberate. Free cash flow is defined as cash that is available either to reinvest in new businesses or to distribute to securityholders in the form of dividends, stock buybacks, or debt service. Liberate management provided Duff & Phelps with cash flow projections, and Duff & Phelps informed our board of directors that Duff & Phelps considered such projections and consulted with Liberate management as part of its process of developing an independent estimate of the future free cash flows for Liberate.

        The analysis by Duff & Phelps was based in part on the following cash flow projections provided by Liberate's management:

	Projected (Calendar Year)
	2005			2006				2007
	May-June	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2
	($mil, except per share)
Employee Costs	(0.93)	(0.52)	(0.49)	(0.49)	(0.49)	(0.49)	(0.50)	(0.05)	(0.21)
Legal, Accounting and Other Professional Fees	(0.64)	(0.84)	(0.33)	(0.30)	(0.30)	(0.26)	(0.26)	(0.22)	(0.22)
Other Wind-down Expenses	(0.30)	(1.06)	(0.09)	(0.09)	(0.09)	(0.09)	(0.09)	(0.09)	(0.09)

Total Cost of Wind-down	(1.88)	(2.42)	(0.91)	(0.88)	(0.88)	(0.84)	(0.84)	(0.35)	(0.51)

        These cash flow projections are based on numerous assumptions made by Liberate's management. The material assumptions made by Liberate's management on which the cash flow projections are based concern consummation of a reverse stock split in Liberate's second fiscal quarter in 2006, cost savings as a result of being a private company and reductions in corporate costs over the forecast period. In addition these projections exclude quarterly costs (net of projected sublease rentals) related to the San Carlos lease; the net present value of such costs (net of sublease rentals) as of the third quarter of fiscal 2005 was incorporated into Duff & Phelp's cash flow model for purposes of its Discounted Cash Flow Analysis. We give no assurance that the assumptions made in preparing the projections will prove accurate or that any of the projections will be realized.

        The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. Liberate's independent auditors have not examined, compiled or otherwise applied procedures to the projections and, accordingly, assume no responsibility for them.

        It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections due to numerous risks and uncertainties, including, but not limited to, the success of our efforts to manage outstanding liabilities and non-operating assets, whether or not our stockholders approve, or we fail to complete, the reverse/forward stock split, the outcome and cost of various litigation matters to which we are a party, our ability to terminate leases on excess facilities or sublease excess office space, our ability to retain our executive officers and other key employees, our ability to manage our remaining operations effectively, and the other risks and uncertainties described in the reports we have filed with the SEC under the Exchange Act, including without limitation under the heading "Risk Factors" in our 2005 Annual Report on Form 10-K and our Quarterly Report on Form 10-Q for the first quarter of fiscal 2006.

        The inclusion of the projections herein should not be regarded as an indication that Liberate or our affiliates or representatives considered or consider the projections to be a reliable prediction of future events. Liberate cautions investors not to place undue reliance on the projections and emphasizes that the projections are subject to numerous risks and uncertainties, including those described in the preceding paragraph. Neither Liberate nor any of our affiliates or representatives have made or makes any representation to any person regarding liberate's ultimate performance compared to the information contained in the projections.

        The projected free cash flows developed by Duff & Phelps were discounted to the present at a rate that reflects the relative risk associated with these flows as well as the rates of return that securityholders could expect to realize on alternative investment opportunities. This analysis resulted in a value per share for Liberate common stock of approximately $0.35, before the SeaChange Special Dividend. After giving effect to the SeaChange Special Dividend of $0.15, the analysis resulted in a value per share for Liberate common stock of approximately $0.20. The Discounted Cash Flow Analysis assumed that upon consummation of the SeaChange Asset Sale, Liberate's cash flow would reflect primarily wind-down costs, interest income, and the settlement of Liberate's contingent assets and liabilities. The Discounted Cash Flow analysis assumed that the operations of Liberate would have no operating product or services business upon consummation of the SeaChange Asset Sale. After the reverse/forward stock split, Liberate will continue efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. The settlement of our contingent assets and liabilities is reflected in the Discounted Cash Flow Analysis over a period of time estimated as necessary to resolve these contingencies.

        More specifically, for purposes of its Discounted Cash Flow Analysis, Duff & Phelps developed a cash flow model, based on the following set of assumptions provided by and in discussions with Liberate's management:

  •
  Liberate's pro-forma balance sheet as of April 30, 2005, adjusted to eliminate any assets and liabilities that will be assumed by SeaChange in the SeaChange Asset Sale;

  •
  Liberate's net cash flow for the period beginning May 1, 2005 through the closing of the SeaChange Asset Sale and the proposed reverse/forward stock split (July 2005);

  •
  Expenses associated with the wind-down and business conducted to orderly dispose of the net assets of Liberate for the period from July 2005 through June 2007;

  •
  Timing of settlement and amounts of Liberate's contingent assets and liabilities;

  •
  Timing of settlement and amounts of Liberate's lease obligations (net of projected sublease rentals, which were assumed to continue for the balance of the term of existing subleases); and

  •
  Estimated timing and amount of the SeaChange Special Dividend.

        Duff & Phelps developed a cash flow forecast for Liberate for the period from May 2005 through June 2007 (the assumed dissolution time) on a quarterly basis. The forecast was based on the above-mentioned information provided to Duff & Phelps by Liberate management and the expected proceeds from the SeaChange Asset Sale. Duff & Phelps then estimated the amounts of future distributions that could be made to Liberate shareholders throughout the forecast period based on available cash balances at the end of each quarter and cash reserve requirements.

        After determining the amounts of potential future distributions to Liberate's shareholders, the present value of such distributions was calculated by Duff & Phelps based on the weighted average discount rate of 3.2%. The discount rate utilized in Duff & Phelps' analysis was based on the analysis of alternate investment opportunities with varying risk profiles available to investors, including treasury yields, investment grade and high-yield corporate yields and the historical rates of return for the S&P 500 index. The discount rate utilized by Duff & Phelps was calculated as follows:

  •
  A 10% discount rate was utilized for all cash flows associated with unsettled contingent assets and liabilities. This rate was estimated based on the observed yields for investment grade and high-yield corporate bonds as well as the historical rates of return for the S&P 500 index.

  •
  A 2.5% discount rate was utilized for all other future cash flows. This rate was estimated based on the observed yields for the short-term treasury bills.

  •
  A weighted average discount rate was determined based on the above-mentioned discount rates and the ratio of unsettled contingent asset and liability amounts to the total projected future cash flows of Liberate.

Since the cash flow forecast period was relatively short and was comprised of more predictable, discrete events, Duff & Phelps determined that a sensitivity analysis applying a range of discount rates to the projected cash flows of Liberate was not necessary and would not have resulted in changes to its fair value conclusion. The sum of the present values of potential distributions that could be made to Liberate's shareholders ($38.97 million) provided an estimate as to the fair value of Liberate's common stock after giving effect to the consummation of the SeaChange Asset Sale.

        Duff & Phelps then estimated the fair value of Liberate's common stock, after giving effect to the SeaChange Asset Sale and the SeaChange Special Dividend, on a per share basis by dividing the total fair value by the number of common shares outstanding and in-the-money options outstanding.

        Net Asset Analysis.    This method of analysis attempts to calculate the value of a business by adjusting the assets and liabilities on the current balance sheet to their fair value equivalent. Although Duff & Phelps did not appraise Liberate's individual assets and liabilities, the balance sheet was reviewed and adjusted on a pro-forma basis to reflect the SeaChange Asset Sale and management's estimated settlement of contingent assets and liabilities. The pro-forma, adjusted balance sheet provided inputs and assumptions to certain cash flow projected in the Discounted Cash Flow Analysis.

        Analysis of Current and Historical Trading Prices of Liberate's Common Stock.    In addition to calculating Liberate's Discounted Cash Flow value, Duff & Phelps analyzed the closing price, bid/ask spread and trading volume of the common stock of Liberate over the past twelve months and particularly the period since the March Special Dividend and the Double C Asset Sale. This analysis was used to determine the range of value the market ascribed to Liberate's common stock prior to the announcement of the special dividend declared June 15, 2005 and the proposed reverse/forward stock split. During the 41-day period subsequent to the April 11, 2005 ex-dividend for the March Special Dividend, the high for the trading price of Liberate stock was $0.40, and the low was $0.30, with a weighted average closing price of $0.35. Liberate's stock price closed at $0.30 per share on June 13, 2005.

        Liquidation Analysis.    This method of analysis attempts to calculate the proceeds available to equity holders after the repayment of outstanding debt, assuming the liquidation of Liberate's assets. A liquidation analysis can be conducted under alternative premises of value including value as an orderly disposition of assets or value as a forced liquidation. The Discounted Cash Flow Analysis conducted by Duff & Phelps is effectively premised as an orderly disposition of assets since Liberate will have no significant operating product or services business upon consummation of the SeaChange Asset Sale. Duff & Phelps did not estimate the fair value of the Liberate common stock under a forced liquidation premise of value analysis. Furthermore, Duff & Phelps did not conduct or obtain an independent valuation or appraisal of Liberate's assets or liabilities. However, in estimating the cash flows expected to be generated by Liberate subsequent to the SeaChange Asset Sale, certain concepts of orderly liquidation were considered in estimating wind-down costs and settlement of contingent assets and liabilities in the Discounted Cash Flow Analysis.

        More specifically, Duff & Phelps developed a quarterly cash flow forecast for Liberate for the period from May 2005 through June 2007 (the assumed dissolution time), based on the expected net proceeds to Liberate from our continued efforts to resolve outstanding liabilities and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties, after the proposed reverse/forward stock split. The settlement of the contingent assets and liabilities in an orderly liquidation manner is reflected in the Discounted Cash Flow Analysis over the period of time estimated as necessary to resolve these contingencies. See "Special Factors—Opinion and Report of the Financial Advisor—Summary of Analyses—Discounted Cash Flow Analysis" beginning on page 26 for a summary of the approach used and conclusions reached to estimate the fair value of Liberate common stock under an orderly disposition of assets premise of value.

Conclusion

        Using the Discounted Cash Flow analysis, Duff & Phelps estimated the fair value of Liberate common stock in connection with the proposed transaction to be $0.20 as of June 13, 2005 under an orderly disposition of assets premise of value (after giving effect to the payment of the $0.15 per share SeaChange Special Dividend). The foregoing summary is qualified by reference to the written opinion dated as of June 15, 2005 of Duff & Phelps, which is attached as Annex B to this proxy statement.

        Our board of directors selected Duff & Phelps based on its experience, expertise, reputation, and its knowledge of and familiarity with Liberate's business and management. Duff & Phelps is one of the nation's leading independent specialty investment banking and financial advisory firms, possessing substantial experience in business valuations, financial opinions, merger and acquisition advisory services and transaction financing. Founded in 1932, Duff & Phelps performs nearly 500 engagements each year for clients ranging from small, privately held companies to large, publicly traded corporations. Headquartered in Chicago, Duff & Phelps has additional offices in New York, Los Angeles, Seattle, San Francisco and Atlanta.

        In connection with advisory services related to the transaction and the issuance of its opinion, Duff & Phelps has received a fee of $80,000. Liberate has agreed to reimburse Duff & Phelps for its reasonable expenses incurred in connection with its engagement and to indemnify Duff & Phelps and its affiliates against certain liabilities that may arise out of the rendering of the its opinion. No portion of the fee paid to Duff & Phelps was contingent upon the conclusion reached in its opinion.

        Duff & Phelps has previously performed financial advisory services for Liberate, including rendering solvency opinions in connection with the March Special Dividend and the SeaChange Special Dividend. Fees received by Duff & Phelps for the solvency opinions issued in connection with the March Special Dividend and the SeaChange Special Dividend declarations were $125,000 and $40,000, respectively. Duff & Phelps has also provided valuation services within the past two years to Liberate for tax planning purposes. Total fees received by Duff & Phelps were $95,000 for the valuation services.

Cash Payment In Lieu of Fractional Shares

        If the reverse/forward stock split occurs, each stockholder of record holding fewer than 250,000 shares of common stock immediately prior to the transaction, and each beneficial owner to which its broker or nominee extends the offer, will be entitled to receive, in lieu of the fraction of a share resulting from the transaction, cash in the amount of $0.20 multiplied by the number of shares of common stock held by such stockholder immediately prior to the transaction. Each stockholder of record holding 250,000 or more shares of common stock immediately prior to the transaction will continue to hold the same number of shares of common stock immediately following the transaction. All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by stockholders in connection with the transaction. Liberate will not pay interest on cash sums due to any stockholder pursuant to the transaction.

        Promptly following the consummation of the reverse/forward stock split on the effective date, Liberate will mail a letter of transmittal to each stockholder of record. The letter of transmittal will contain instructions for the surrender of common stock certificates to Liberate's exchange agent in exchange for, a cash payment in lieu of the fractional share into which each such holder's shares of common stock were converted in the reverse split. No cash payment will be made to any such stockholder until he has surrendered his outstanding certificate(s), together with the letter of transmittal, to Liberate's exchange agent. No interest will be paid on the cash payment for fractional shares. See "Special Factors—Exchange of Stock Certificates" beginning on page 55.

Conditions to the Completion of the Transaction

        The transaction will not be effected unless and until Liberate's stockholders approve the transaction and our board of directors determines that: (i) Liberate has available funds necessary to pay for the fractional shares resulting from the transaction; (ii) no event has occurred or is likely to arise that might have a materially adverse effect on Liberate; and (iii) the transaction will reduce the number of stockholders of record below 300 and reduce the number of beneficial owners below 100. Assuming that these conditions are satisfied, Liberate, as promptly as possible, will file the amendments to its Sixth Amended and Restated Certificate of Incorporation with the Delaware Secretary of State and thereby effect the transaction. If Liberate does not effect the transaction, Liberate will continue as a registered company under the Exchange Act, and the common stock will continue to be traded on the Pink Sheets.

Reservation of Rights

        Our board of directors has retained for itself the absolute authority to reject (and not implement) the transaction (even after approval thereof) if it determines subsequently that the transaction is not then in the best interests of Liberate and our stockholders. For example, the board might choose not to consummate the reverse/forward stock split even after receiving stockholder approval if, for example, an offer to acquire Liberate, or another transaction that is more favorable to Liberate's stockholders than the reverse/forward stock split, is proposed and appears reasonably likely of being consummated.

Sources of Funds

        Liberate expects to use working capital to cover the costs of the transaction. The transaction will use approximately $4.3 million in cash, which includes professional fees and other expenses related to the transaction and payments to be made in lieu of issuing fractional shares, are not expected to have a long-term material adverse effect on Liberate's capitalization, liquidity, results of operations or cash flows. This estimate does not include the costs to defend litigation challenging the transaction. The actual number of fractional shares which will be purchased by Liberate and the total price to be paid in lieu of fractional shares are unknown at this time; however, the total cash to be paid for fractional shares is estimated to be approximately $4.0 million.

        The expenses of the transaction, all of which will be paid by Liberate, are expected to total approximately $340,000, as follows:

Legal Fees	$150,000
Accounting Fees	30,000
Financial Advisor Fees	80,000
Filing, printing, postage and other	80,000

Total	$340,000

Effect of the Proposed Reverse/Forward Stock Split on Stockholders

Stockholders Holding Fewer than 250,000 Shares of Common Stock

        Upon consummation of the transaction at 11:59 p.m. (Eastern Time) on the effective date, each stockholder of record holding fewer than 250,000 shares of common stock immediately prior to the transaction will have only the right to receive cash in lieu of receiving a fractional share resulting from the transaction and the equity interest of each such stockholder in Liberate will be terminated. Stockholders owning fewer than 250,000 shares will not have an opportunity to liquidate their shares at a time and for a price of their choosing, and each such stockholder will have no further right to vote as a stockholder or share in Liberate's assets, earnings, or profits following the transaction. It will not be possible for cashed-out stockholders to re-acquire an equity interest in Liberate unless they purchase an interest from a remaining stockholder following the transaction.

Stockholders Holding 250,000 or More Shares of Common Stock

        Upon consummation of the transaction at 11:59 p.m. (Eastern Time) on the effective date, each stockholder of record holding 250,000 or more shares of common stock immediately prior to the transaction will continue as a stockholder following the transaction and will continue to hold the same number of shares of Liberate common stock after completion of the transaction and will not receive any cash payment. Each such stockholder will continue to share in Liberate's assets, earnings or profits, if any, to the extent of their respective ownership of common stock following the transaction.

        If the transaction is effected, Liberate intends to promptly terminate the registration of its common stock under the Exchange Act. As a result of such termination, Liberate will no longer be subject to the periodic reporting requirements and the proxy rules of the Exchange Act. Potential detriments to those remaining Liberate stockholders if the reverse/forward stock split is effected include:

  •
  Substantially Less Access to Information about Liberate. Upon terminating the registration of our common stock under the Exchange Act, our duty to file periodic reports with the SEC will be suspended. Information regarding our operations and financial results that is currently available to the general public and our investors will not be available after we have terminated the registration of our common stock.

  •
  Decreased Liquidity for Liberate Common Stock. As a result of the reverse stock split and deregistration of Liberate's common stock under the Exchange Act, the common stock would no longer be eligible for quotation on the Pink Sheets and any trading in our common stock will occur in privately negotiated sales, which will adversely affect the liquidity of our common stock.

  •
  Termination of Public Company Obligations. Once our common stock ceases to be registered under the Exchange Act, the Company will no longer be subject to public company obligations, such as the provisions of the Sarbanes-Oxley Act, the liability provisions of the Exchange Act, various reporting obligations under the Exchange Act, such as the reporting provisions of

    Section 16, proxy statement disclosure in connection with stockholder meetings and the related requirements of providing an annual report to stockholders. Although we will no longer be required to file financial statements with the SEC or to provide such information to stockholders, any financial statements we choose to provide will no longer be required to be certified by the officers of the Company.

  •
  Cost of Litigation Challenging the Transaction.    Remaining stockholders will bear the cost of defending litigation challenging the transaction as well as the cost of settlement or adverse judgement. These costs were not considered by Duff & Phelps in evaluating the fairness of the transaction.

        NOTE: If you want to continue to hold Liberate's common stock after the transaction, you may do so by purchasing a sufficient number of shares of Liberate common stock on the open market prior to the effective time of the transaction so that you hold at least 250,000 shares in a single account at the effective time of the transaction. Conversely, if you own 250,000 shares or more but want to take advantage of the opportunity to receive cash for your shares, you could attempt to sell some of your shares to reduce your holdings below 250,000 shares, or you could divide your shares among different record holders so that fewer than 250,000 shares are held in each account.

        Liberate intends for stockholders holding common stock in street name through a nominee (such as a bank or broker) to be treated in the transaction in the same manner as stockholders whose shares are registered in their names. However, nominees are not required to comply with Liberate's instructions. Furthermore, nominees may have different procedures and stockholders holding common stock in street name should contact their nominees with any questions about the nominees' procedures.

Effect of the Proposed Transaction on Option Holders

        Upon effectiveness of the transaction, the number of shares of common stock subject to outstanding options under Liberate's 1996 Stock Option Plan and 1999 Equity Incentive Plan and the exercise prices of such options will remain the same.

Interests of Executive Officers and Directors in the Transaction

        None of Liberate's executive officers or directors, who beneficially own an aggregate of approximately 18,432,857 shares of Liberate's common stock, has indicated to Liberate that he intends to sell some or all of his shares of Liberate's common stock during the period between the public announcement of the reverse/forward stock split and the effective date. In addition, none of such individuals has indicated his intention to divide his shares among different record holders so that fewer than 250,000 shares are held in each account, so that the holders would receive cash in lieu of fractional shares.

        As a result of the transaction, assuming that no transfers described in the foregoing paragraph are made, it is expected that only Messrs. Lockwood, Nguyen, Vachon and Wood will remain stockholders of Liberate and the percentage of ownership of outstanding shares of common stock of Liberate beneficially held by Messrs. Lockwood, Nguyen, Vachon and Wood as a group will increase from approximately 16.3% to approximately 19.4% after the transaction, based on shares outstanding on September 29, 2005.

Security Ownership of Certain Beneficial Owners and Management

        The following table shows how much of our common stock was beneficially owned as of September 29, 2005 by (i) each known holder of 5% or more of our common stock, (ii) each director, (iii) each executive officer and (iv) all current directors and executive officers as a group. To our knowledge and except as set forth in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless indicated otherwise, each holder's address is c/o Liberate Technologies, 310 University Avenue, Suite 201, Palo Alto, California 94301.

        The column labeled "Options/Units" below reflects shares of common stock that are subject to options or stock units that are currently exercisable or will become vested or exercisable within 60 days of September 29, 2005. Those shares are deemed outstanding for the purpose of computing the percentage ownership of the person holding these options or units, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Percentage ownership is based on 110,934,837 shares outstanding on September 29, 2005.

Amount and Nature of Beneficial Ownership

Beneficial Owner	Shares	Options/ Units	Total	Percent of Class
CCM Master Fund, Ltd.(1)	15,764,621	—	15,764,621	14.2%
David Lockwood(2)(3)	13,332,901	—	13,332,901	12.0%
Glenview Capital Management, LLC(4)	10,395,000	—	10,395,000	9.4%
OZ Management, L.L.C.(5)	10,322,680	—	10,322,680	9.3%
Highfields Capital Management LP(6)	10,000,000	—	10,000,000	9.0%
Deutsche Bank AG(7)	5,889,600	—	5,889,600	5.3%
Philip A. Vachon(3)	96,506	1,700,000	1,796,506	1.6%
Gregory S. Wood(3)	1,447,911	—	1,447,911	1.3%
Patrick P. Nguyen(3)	1,437,911	—	1,437,911	1.3%
Dr. David C. Nagel(3)	13,574	210,000	223,574	*
Charles N. Corfield(3)	56,976	109,930	166,906	*
Patrick S. Jones(3)	13,574	—	13,574	*
Robert R. Walker(3)	13,574	—	13,574	*
All current directors and executive officers as a group (8 persons)	16,412,927	2,019,930	18,432,857	16.6%

*
Less than 1% of our outstanding shares of common stock.

(1)
Includes 15,744,521 shares owned directly by CCM Master Fund, Ltd., 13,600 shares held by Grant R. Coghill, and 6,500 shares held by Grace A. Coghill. Clint D. Coghill is the managing member of Coghill Capital Management, L.L.C., an entity that serves as the investment manager of CCM Master Fund, Ltd. Clint D. Coghill also serves as the investment custodian for Grant R. Coghill and Grace A. Coghill. The address of CCM Master Fund, Ltd. and the other beneficial owners of these securities is One North Wacker Drive, Suite 4725, Chicago, IL 60606. This information has been taken from a Schedule 13G/A filed by the beneficial owners on February 20, 2003.

(2)
Shares include 5,107,201 shares owned directly by Mr. Lockwood and 8,225,700 shares owned directly by Lockwood Fund LLC. Mr. Lockwood is managing member of Lockwood Capital Advisors LLC, which is the managing member of Lockwood Fund LLC. The address of the principal office of Lockwood Fund LLC and Lockwood Capital Advisors LLC is c/o Schulte Roth & Zabel LLP, 919 Third Avenue, New York, NY 10022, Attention: Stuart D. Freedman, Esq.

(3)
In connection with the consummation of the Double C asset sale, Liberate's executive officers, David Lockwood, Philip Vachon, Gregory Wood and Patrick Nguyen, and non-employee directors, Charles N. Corfield, Patrick S. Jones, David C. Nagel and Robert R. Walker, held unvested stock units or unvested options to purchase shares of Liberate common stock that became fully vested, in accordance with their existing terms, as set forth in the table below.

	Unvested Options to Purchase Shares of Common Stock	Exercise Price of Unvested Stock Options	Unvested Stock Units
David Lockwood	704,167	$1.75	—
Philip Vachon	956,250	$2.39	80,000
Gregory Wood	704,167	$1.75	120,000
Patrick Nguyen	704,167	$1.75	120,000
Charles N. Corfield	—		7,692
David C. Nagel	—		7,692
Robert R. Walker	—		7,692
Patrick S. Jones	—		7,692

  In connection with the consummation of the Double C transaction and the payment of the related special dividend and in order to prevent dilution or enlargement of the rights of the option holders, effective upon the date of the special dividend, Liberate made an equitable adjustment to the exercise price of the stock options of these executive officers and non-employee directors by reducing the per share exercise price by $2.10, the per share value of the special dividend, or if the per share exercise price was less than this value, then canceling the option and replacing the option with one share of common stock, plus a cash payment equal to the difference between the per share special dividend and the per share exercise price of the option, for each share subject to the option. In addition, although the stock units did not entitle holders to voting rights, dividends or other rights of stockholder until the units became vested and shares were issued in settlement of the units, in connection with the consummation of the Double C transaction, the named executive officers were granted dividend eqivalent rights, entitling them to the per share value of the special dividend for each unit held by such executive on the record date set for the special dividend.

(4)
These shares are beneficially owned by Glenview Capital Management, LLC, Glenview Capital GP, LLC, Glenview Capital Partners, LLC, Glenview Capital Master Fund, Ltd., Glenview Institutional Partners, L.P. and Laurence M. Robins. The address of Glenview Capital Master Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, North Church Street, P.O. Box 896GT, George Town, Grand Cayman, Cayman Islands, B.W.I. The address for all other entities is 399 Park Avenue, Floor 39, New York, NY 10022. This information has been taken from a Schedule 13G/A filed on February 10, 2005.

(5)
OZ Management, L.L.C. and Daniel S. Och, its Senior Managing Member, may be deemed to be the beneficial owners of all these shares. This amount includes 9,671,343 shares beneficially owned by OZ Master Fund, Ltd., of which OZ Management, L.L.C. is the principal investment manager. The address of OZ Management, L.L.C. and Daniel S. Och is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of OZ Master Fund, Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands. This information has been taken from a Schedule 13G/A filed on February 14, 2005.

(6)
The 10,000,000 shares are directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (which directly owns 6,969,110 of the shares). These shares are also beneficially owned by Highfields Capital Management LP, the investment manager to the three direct owners; Highfields GP LLC, the General Partner of Highfields Capital Management LP; and Jonathon S. Jacobson and Richard L. Grubman, the Managing Members of Highfields GP LLC. The address of Highfields Capital Management LP, Highfields GP LLC, Mr. Jacobson and Mr. Grubman is c/o Highfields Capital Management, 200 Clarendon Street, 51st Floor, Boston, MA 02116. The address of Highfields Capital Ltd. is c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, Second Floor, George Town, Grand Cayman, Cayman Islands, B.W.I. This information has been taken from a Schedule 13G filed on July 8, 2003.

(7)
The address of Deutsche Bank AG is Taunusanlage 12, D-60325 Frankfurt am Main, Federal Republic of Germany.

Effect of the Proposed Transaction on Liberate

        Our Sixth Amended and Restated Certificate of Incorporation currently authorizes the issuance of 200,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of September 29, 2005, the number of outstanding shares of common stock was approximately 111,000,000, and there were no shares of preferred stock outstanding. Based upon Liberate's best estimates, if the transaction had been consummated as of September 29, 2005, the number of outstanding shares of common stock would have been reduced from approximately 111,000,000 to approximately 91,000,000 and cash would have been paid for approximately 20,000,000 shares, and the number of holders of record of common stock would have been reduced from approximately 349 (for purposes of the Exchange Act) to approximately 45 stockholders.

        Our common stock is currently registered under Section 12(g) of the Exchange Act and, as a result, Liberate is subject to the periodic reporting and other requirements of the Exchange Act. As a result of the reverse/forward stock split, Liberate will have fewer than 300 holders of record of its common stock, and will be eligible to terminate its obligation to continue filing periodic reports under the Exchange Act.

        As soon as possible after the reverse/forward stock split, Liberate intends to file for deregistration of the common stock under the Exchange Act and thus become a "private" company. Liberate anticipates that going private will result in substantial annual savings. See "Special Factors—Purpose of the Reverse/Forward Stock Split" on page 19. In connection with the proposed transaction, Liberate has filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 with the SEC, which incorporates by reference the information contained in this proxy statement.

        Based on the aggregate number of shares owned by holders of record in fewer than 250,000 share increments as of the September 29, 2005, and Liberate's estimates about the number of shares owned beneficially by holders of the stock in less than 250,000 share increments, Liberate estimates that payments of cash in lieu of the issuance of fractional shares to persons who held fewer than 250,000 shares of common stock immediately prior to the transaction will total approximately $4.0 million in the aggregate (based on 20,000,000 shares multiplied by $0.20 per share).

        The number of authorized shares of common stock will remain unchanged upon consummation of the transaction. After the consummation of the transaction, Liberate will have 200,000,000 authorized shares of common stock, of which approximately 91,000,000 will be issued and outstanding. Liberate has no current plans, arrangements or understandings to issue any common stock except as options may be exercised pursuant to its stock option plans.

        On May 8, 2003, our board of directors adopted a stockholder rights plan, under which rights to purchase one- thousandth shares of Series A Junior Participating Preferred Stock, par value $.001 per share at a purchase price of $18.00 per unit were distributed to holders of common stock at the rate of one right for each share of common stock held as of the close of business on May 30, 2003. The Liberate rights plan is designed to protect Liberate stockholders in the event of an unsolicited attempt by an acquirer to obtain control over Liberate without offering a fair price to all of Liberate's stockholders. The Liberate rights plan was not adopted in response to any specific takeover attempt and will not prevent a takeover of Liberate that is approved by the Liberate Board. The transaction will not have any effect on the rights plan.

        The transaction is not expected to have any material tax consequences for Liberate.

Conduct of Liberate's Business After the Reverse/Forward Stock Split

        Since the consummation of the SeaChange Asset Sale on July 12 2005, we have no operating product or services business. After the reverse/forward stock split we will continue our efforts to resolve outstanding liabilities, obtain favorable dispositions of non-operating assets and prosecute and defend pending litigation and pursue other claims as appropriate that we may have against third parties. We will continue to work to maximize stockholder interest with a goal of returning value to our stockholders.

        If the transaction is consummated, at the effective date of the transaction all record owners of fewer than 250,000 shares, and all beneficial owners of fewer than 250,000 shares whose nominees treat them in the same manner as record stockholders, will no longer have any equity interest in, and will not be stockholders of, Liberate and therefore will not participate in its future potential or earnings and growth. Instead, each such owner of common stock will have the right to receive, upon surrender of his stock certificate, $0.20 per share in cash, without interest.

        If the transaction is effected, Liberate believes that, based on Liberate's stockholder records, approximately 45 stockholders of record will remain. In addition, it is expected that Messrs. Lockwood, Nguyen, Vachon and Wood will remain stockholders of Liberate and the percentage of ownership of outstanding shares of common stock of Liberate beneficially held by Messrs. Lockwood, Nguyen, Vachon and Wood as a group will increase from approximately 16.3% to approximately 19.4% after the transaction, based on shares outstanding on September 29, 2005. See "Special Factors—Security Ownership of Certain Beneficial Owners and Management" beginning on page 35. Liberate currently intends to hold any shares repurchased in the transaction as treasury shares.

        Liberate expects, as a result of the transaction, to become a privately-held company. The registration of the common stock under the Exchange Act is expected to be terminated. In addition, because the common stock will no longer be publicly held, Liberate will be relieved of the periodic reporting obligations and the requirement to comply with the proxy rules of Regulation 14A under Section 14 of the Exchange Act, and our executive officers and directors and stockholders owning more than 10% of the common stock will be relieved of certain reporting obligations and short swing trading profits restrictions under Section 16 of the Exchange Act.

        Other than as described in this proxy statement, neither Liberate nor our management has any current plans or proposals to effect any of the following:

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  Any extraordinary transaction, such as a merger, reorganization or liquidation, involving Liberate or any of its subsidiaries;

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  Any purchase, sale or transfer of a material amount of assets of Liberate or any of its subsidiaries;

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  Any material change in the present dividend rate or policy, or indebtedness or capitalization of Liberate;

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  Any change in the present board of directors or management of Liberate, including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing vacancies on our board of directors or to change any material term of the employment contract of any executive officer;

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  Any other material change in Liberate's corporate structure or business;

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  Any class of equity securities of Liberate to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotations system operated by a national securities association;

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  Any class of equity securities of Liberate becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act; or

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  The suspension of Liberate's obligation to file reports under Section 15(d) of the Exchange Act.

        However, Liberate may engage in such transactions in the future to the extent that management and our board of directors determines it to be in the interest of Liberate and our stockholders.

        Liberate has not entered into any agreements or discussions with the institutional investors who are expected to remain Liberate stockholders following the proposed reverse/forward stock split concerning the placement of a representative or representatives of such stockholders on Liberate's board of directors following the reverse/forward stock split, nor has Liberate received any indication from any such stockholder that they are seeking such a placement.

        As stated throughout this proxy statement, Liberate believes that there are significant advantages in effecting the transaction and going private, and Liberate plans to avail itself of any opportunities we have as a private company. Although management does not presently have an interest in any transaction nor is management currently in negotiations with respect to any transaction, there is always the possibility that Liberate may enter into an arrangement in the future and the remaining stockholders of Liberate may receive payment for their shares in any transaction in excess of $0.20 per share.

Legal Proceedings

        Lease-Related Litigation.    On September 29, 2004, Circle Star Center Associates, L.P., the landlord of Liberate's former offices in San Carlos, California, filed a complaint in the California Superior Court for the County of San Mateo alleging that Liberate had breached the office lease by, among other things, failing to pay rent for certain months of 2004 and applicable late fees, failing to replenish the letter of credit and failing to reimburse the landlord for its attorneys' fees in connection with Liberate's bankruptcy proceeding. The complaint also includes allegations of conversion and defamation. The complaint seeks damages of approximately $3.9 million for the alleged breach and conversion and unspecified damages for the alleged defamation. In November 2004, Liberate filed motions challenging the legal basis for the landlord's cause of action for defamation and claim for attorneys' fees in connection with Liberate's bankruptcy. On March 24, 2005, the Superior Court granted Liberate's motions and dismissed the landlord's claims for defamation and attorneys' fees incurred in Liberate's bankruptcy. On May 23, 2005, Liberate paid the landlord approximately $1.2 million for past rent due, late fees and interest in connection with the various lease-related actions, and we have procured a replacement letter of credit.

        In addition, on December 16, 2004, the landlord filed a further complaint for breach of lease against Liberate. The complaint seeks damages in the amount of not less than approximately $1.2 million, plus prejudgment interest, costs of suit and attorneys' fees, alleging that Liberate breached the lease by failing to pay rent in November and December 2004. On February 22, 2005, the landlord filed a motion for summary judgment on the breach of contract claim. On May 10, 2005, Liberate paid the landlord approximately $1.3 million for the months at issue in this action and on May 13, 2005, the Superior Court granted the landlord's motion for summary judgment.

        On May 6, 2005, the landlord filed a third complaint against Liberate alleging that Liberate breached the lease by failing to pay rent for certain months of 2005 and failing to replenish the letter of credit. The landlord seeks approximately $5.5 million plus pre-judgment interest, costs of suit and attorneys' fees. On May 23, 2005, Liberate paid the landlord approximately $1.2 million for past rent due, late fees and interest in connection with the various lease-related actions, and we have procured a replacement letter of credit.

        On September 22, 2005, pursuant to a stipulation of the parties, the Superior Court referred the first and third lease-related actions to a temporary judge. A trial before the temporary judge on the landlord's claim for interest on the unpaid replenishment amount is currently scheduled for October 31, 2005. The landlord has indicated that (i) it intends to seek an award of attorney's fees incurred as a result of Liberate's alleged breaches of the lease, and (ii) it intends to pursue an appeal of the dismissal of its defamation cause of action in its claim for attorneys' fees in connection with Liberate's bankruptcy proceeding.

        While we intend to defend these lawsuits vigorously, because litigation is by its nature uncertain, we are unable to predict the outcome or estimate the potential liability, if any, of this litigation.

        Underwriting Litigation.    Beginning on May 16, 2001, a number of class-action lawsuits seeking monetary damages were filed in the United States District Court for the Southern District of New York against several of the firms that underwrote our initial public offering, naming Liberate and certain of our former officers and current or former directors as co-defendants. The suits allege that the underwriters received excessive and improper commissions that were not disclosed in our prospectus and that the underwriters artificially increased the price of our stock. The plaintiffs subsequently added allegations regarding our secondary offering, and named additional officers and directors as co-defendants. The suits were consolidated into one action that was coordinated for pretrial purposes with hundreds of virtually identical suits under a case captioned "In re Initial Public Offering Securities Litigation", Civil Action No. 21-MC-92. On February 19, 2003, the court denied in part and granted in part a motion to dismiss filed on behalf of the defendants, including Liberate. The court's order did not dismiss any claims against Liberate. As a result, discovery may proceed. The individual defendants have been dismissed without prejudice in this litigation.

        While we deny allegations of wrongdoing, we have agreed to enter into a global issuer settlement of plaintiffs' claims. In June 2004, a stipulation of settlement and release of claims against the issuer defendants, including Liberate, was submitted to the court for approval. The terms of the settlement, if approved, would dismiss and release all claims against the participating defendants (including Liberate). In exchange for this dismissal, D&O insurance carriers would agree to guarantee a recovery by the plaintiffs from the underwriter defendants of at least $1 billion, and the issuer defendants would agree to an assignment or surrender to the plaintiffs of certain claims the issuer defendants may have against the underwriters. The settlement is subject to a number of conditions, including court approval. On August 31, 2005, the court granted preliminary approval of the stipulation of settlement, and set a hearing for April 24, 2006 for further consideration of the stipulation of settlement and whether the settlement should receive final court approval.

        Insurance Coverage Litigation.    On December 29, 2004, Federal Insurance Company, one of Liberate's excess insurance carriers, filed a complaint for declaratory judgment, alleging that Liberate and other defendants are not entitled to coverage for defense costs and losses incurred in connection with the class action, derivative action, SEC investigation or other matters relating to Liberate's restatement of its financial statements for certain periods of fiscal 2002 and the revision of its preliminary financial results announced for the first quarter of fiscal 2003. The complaint, filed in the U.S. District Court for the Northern District of California, named as defendants Liberate and certain former officers and current and former directors. On March 18, 2005, Federal Insurance Company voluntarily dismissed its complaint without prejudice.

        On March 1, 2005, Liberate filed a complaint against the London Underwriters, New Hampshire Insurance Company Per: AIG Europe (UK) Limited and Federal Insurance Company (together, the "Carriers") for breach of contract, breach of the implied covenant of good faith and fair dealing and declaratory relief. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that the Carriers failed to perform any of their obligations under their respective policies and applicable law on behalf of Liberate or its directors and officers in connection with the class action, the derivative action and the SEC investigation relating to Liberate's restatement of its financial statements for certain periods of fiscal 2002 and the revision of its preliminary financial results announced for the first quarter of fiscal 2003. Liberate seeks monetary damages, exemplary or punitive damages, attorneys' fees and declaratory relief.

        On April 8, 2005, Federal Insurance Company ("Federal") filed a motion challenging the legal basis for Liberate's complaint. On May 2, 2005, New Hampshire Insurance Company and the London Underwriters filed an answer to the complaint. On May 13, 2005, the Superior Court denied Federal's motion. On June 22, 2005, the California Court of Appeal issued a writ of mandate that directed the Superior Court to grant Federal's motion with leave to amend as to Liberate's breach of contract and bad faith claims against Federal. On August 3, 2005, Liberate filed an amended complaint with the Superior Court.

        On May 23, 2005, Federal filed a cross-complaint against Liberate and certain of its former officers and directors for breach of contract and declaratory relief. On July 11, 2005, Liberate filed a motion challenging the legal basis for Federal's complaint. On August 9, 2005, the Superior Court granted in part Liberate's motion with leave to amend.

        Liberate intends to prosecute its rights under its insurance policies and defend Federal's cross-complaint vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in securing coverage under the policies.

        Stock Option Litigation.    On March 3, 2005, Mitchell Kertzman, Liberate's former Chairman of the Board and Chief Executive Officer, filed a complaint in the California Superior Court for the County of San Mateo alleging, among other things, that Liberate breached its Stock Option Agreement with Mr. Kertzman by failing to allow him to exercise his stock options after the termination of his employment with Liberate. Liberate believes that it has complied at all times with the terms of the Stock Option Agreement. The complaint alleges claims for breach of contract, breach of the implied covenant of good faith and fair dealing and interference with contract and prospective economic advantage. The complaint seeks monetary damages of at least $3.0 million, interest and punitive damages in an unspecified amount. On April 4, 2005, Liberate filed motions challenging the legal basis for Mr. Kertzman's complaint. The Superior Court denied Liberate's motions on June 2, 2005. On June 16, 2005, Liberate filed an answer to the complaint. A trial date in this action is currently scheduled for January 17, 2006. On October 11, 2005, Liberate and Mr. Kertzman reached an agreement in principle to settle Mr. Kertzman's claims for $850,000.

        Insight Interactive Litigation.    On June 13, 2005, Liberate filed a complaint against Insight Interactive L.L.C. for breach of contract, specific performance, and open book account. The complaint, filed in the California Superior Court for the County of San Mateo, alleges that under a March 6, 2000 agreement with Liberate, Insight Interactive has failed to pay fees as they become due. Liberate seeks monetary damages, specific performance, and interest and costs as provided by law and/or the March 6, 2000 agreement. On September 1, 2005, Insight Interactive filed an answer generally denying the causes of action set forth in Liberate's complaint and asserting various affirmative defenses, including the contention that Liberate is not entitled to payment under the March 6, 2000 agreement. Liberate intends to prosecute its rights under the agreement vigorously. However, litigation is by its nature uncertain and there can be no assurance that Liberate will be successful in obtaining damages or other relief.

        Reverse/Forward Stock Split Litigation.    On September 19, 2005, Leslie J. Lee filed a putative class action complaint in the Court of Chancery of the State of Delaware, alleging, among other things, that Liberate and certain officers and directors breached their fiduciary duties in connection with the reverse/forward stock split proposed by Liberate. Plaintiff purports to bring the action individually and on behalf of a putative class of all stockholders owning fewer than 250,000 shares of Liberate common stock. The complaint seeks preliminary and permanent injunctive relief against the reverse/forward stock split, declaratory relief, rescission of the reverse/forward stock split (if necessary), rescissory and/or compensatory damages and attorneys' fees and expenses. Also on September 19, 2005, Plaintiff filed a motion for expedited proceedings and a motion for preliminary injunction. On September 27, 2005, Liberate filed a letter in opposition to Plaintiff's motion for expedited proceedings. On October 6,

2005, the court heard oral argument on the motion and, at the conclusion of the argument, denied plaintiff's motion for expedited proceedings and declined to schedule a hearing on plaintiff's motion for a preliminary injunction. Liberate believes the allegations are without merit and intends to defend the complaint vigourously.

        Liberate intends to defend and prosecute the above mentioned lawsuits vigorously. Management estimates that, based on the information currently available to it, resolution of these lawsuits is likely to result in a net aggregate liability to Liberate of between approximately $18 million and $26 million but, in more extreme cases, could result in a net aggregate liability to Liberate of between $12 million and $32 million. Assuming cash-out of fractional stockholders in the reverse/forward stock split and on the basis of the estimated range of net aggregate liability that management considers reasonably likely, management currently estimates that Liberate shares held by remaining stockholders would have a fair value of between $0.11 and $0.22 per share on an undiluted basis. Management's estimated range of liability and fair value, in each case, includes liabilities under the Circle Star lease (net of sublease rental under the terms of existing subleases) and excludes any costs or liabilities associated with litigation challenging the reverse/forward stock split. Management considers the calculation on an undiluted basis appropriate because the exercise price proceeds of Liberate's 1.7 million options that are nearly in-the-money would offset the bulk of any dilutive effect should they become in-the-money. We cannot, however, provide any assurance that the actual outcome of these matters will result in liability or that Liberate shares held by remaining stockholders will have a fair value within the ranges estimated by management. Legal actions are inherently uncertain, we cannot predict or determine the outcome or resolution of these actions or estimate with any degree of certainty the amounts of loss or recovery with respect to these proceedings. In addition, the timing of the final resolution of these proceedings is uncertain. The actual amount of our liability or recovery in any particular matter could be greater or less than management's estimates, which could result in a net aggregate liability to Liberate and/or Liberate shares held by remaining stockholders could have a fair value outside of the ranges stated above. The possible resolutions of these proceedings could include judgments against us or settlements that could require substantial payments by us, which could have a material adverse impact on our business, financial position, results of operations and cash flows. The cost of participating and defending against these actions is substantial and will require the continued diversion of management's attention and corporate resources.

        In addition to these pending lawsuits, Liberate is considering pursuing claims against its former Chief Operating Officer, Donald Fitzpatrick, to recover money due and owing and damages resulting from his conduct as an officer of Liberate in connection with Liberate's restatement of its financial statements for certain periods of fiscal 2002 and the revision of its preliminary financial results announced for the first quarter of fiscal 2003. However, Liberate has not yet determined whether the potential benefits of pursuing any such claims against Mr. Fitzpatrick would outweigh the costs. In addition, should Liberate decide to pursue any such claims against Mr. Fitzpatrick, we can give you no assurance as to the likelihood that we would prevail, or that even if Liberate prevails, we would be able to actually recover from Mr. Fitzpatrick the amount of any judgment obtained.

Past Contacts, Negotiations and Transactions

        From time to time, Liberate engages in informal discussion with other parties about possible transactions. Some, but not all, of those discussions lead to Liberate becoming involved in negotiations, transactions or material contacts. During the past two years, Liberate has engaged in negotiations, transactions or material contacts about possible corporate mergers, consolidations, acquisitions or material asset sales as described below. Liberate does not have any current plans, proposals or arrangements to enter into any such transactions after the reverse/forward stock split is effected. However, Liberate routinely engages in the evaluation of such transactions and opportunities and may enter into such transactions in the future.

Sale on Assets Relating to our North America Business

        During the fall of 2003, we received an inquiry from Company X, an industry participant, indicating an interest in exploring a potential acquisition of Liberate. We had previously engaged a nationally recognized investment banking firm to act as our financial advisor with respect to, among other things, exploring and evaluating strategic alternatives. We requested our financial advisor to advise us with respect to Company X's interest and to contact any other third parties that we or our financial advisor believed might have an interest in exploring a business combination or acquisition of Liberate.

        During the fall of 2003, our financial advisor contacted approximately 18 parties. In addition to Company X, Comcast Corporation and one other company, Company Y, indicated an interest in engaging in preliminary discussions regarding a strategic transaction. In order to facilitate strategic discussions, we entered into confidentiality agreements with Comcast on October 17, 2003, with Company X on December 4, 2003, and with Company Y on January 7, 2004. Over the course of several months, we held a number of high level meetings with Company X to discuss a potential strategic transaction. We also engaged in high level discussions with Comcast and permitted Comcast's legal counsel to conduct extensive due diligence. In February 2004, Comcast discontinued its due diligence and ceased active discussions with us. At that time, the discussions with Company X and Company Y were progressing at a measured pace.

        After our engagement with the financial advisor that we had engaged in 2002 expired at the end of January 2004, we engaged Allen & Company on February 26, 2004 to serve as our financial advisor with respect to exploring and evaluating strategic alternatives. At the meeting of our board of directors on March 26, 2004, Allen & Company presented an overview of Liberate's strategic alternatives, including a discussion of potential strategic partners identified by our management and Allen & Company. Our board of directors authorized management, together with Allen & Company, to contact those potential strategic partners and to engage in discussions with any other potential strategic partner who might communicate an interest in a possible transaction. Over the course of approximately 10 months, Allen & Company contacted 12 parties that were considered the most likely to have an interest in pursuing a potential transaction with Liberate. Some of the parties that Allen & Company contacted included parties that had previously indicated a lack of interest when contacted by the financial advisor we had previously engaged. During this process, Company X and Company Y each reaffirmed its interest in exploring a strategic transaction. In addition, several other parties initially expressed interest in holding preliminary discussions. We eventually entered into confidentiality agreements with six potential strategic partners in addition to Company X and Company Y. However, after some interactions over the course of the next several months, all parties other than Company X and Company Y withdrew from further consideration of a strategic transaction.

        On April 9, 2004, we received a non-binding written proposal from Company X to purchase specified operating and intellectual property assets of Liberate through a sale under Section 363 of the U.S. Bankruptcy Code in exchange for shares of Company X's publicly traded common stock. The proposal required Liberate to, immediately upon signing the acquisition agreement, file for bankruptcy and seek bankruptcy court approval to complete the proposed asset sale, free and clear of all encumbrances.

        On April 30, 2004, we filed a voluntary petition for bankruptcy reorganization under chapter 11 of the U.S. Bankruptcy Code. During the bankruptcy process, we continued discussions with Company X and Company Y regarding a potential strategic transaction. Both Company X and Company Y conducted extensive due diligence over the course of several months, including a thorough review of our business, technology, and intellectual property. On August 4, 2004, we received a letter from Company Y expressing its interest in acquiring substantially all of our assets under Section 363 of the U.S. Bankruptcy Code. We also received a non-binding term sheet dated August 9, 2004 from

Company X relating to its proposed acquisition of our assets, subject to several conditions and contingencies.

        On September 8, 2004, the Bankruptcy Court dismissed our bankruptcy petition on the ground that we had cash in excess of our liabilities. We subsequently filed an appeal with the U.S. District Court for the Northern District of California challenging the Bankruptcy Court's dismissal of our bankruptcy petition.

        In October 2004, Company Y notified us that it was no longer interested in continuing discussions of a potential acquisition of Liberate. In the meantime, we began to engage in more focused discussions with Company X. Company X again proposed a purchase of substantially all of our assets and assumption of certain identified liabilities in consideration for shares of Company X's publicly traded common stock. While we discussed with Company X our preference for Company X to acquire Liberate as an entity and assume all of its liabilities, Company X was only interested in acquiring our assets and assuming specified liabilities such as our customer contracts. Company X was not willing to acquire the entity because it was unwilling to assume all of our outstanding and unknown liabilities (including our significant lease obligations and various litigations associated with our financial restatement) and would not derive value from our limited net operating losses carried forward. In addition, we also sought to have the purchase price be payable in cash; however, Company X was willing to offer consideration only in the form of Company X's shares. After numerous discussions, in late November 2004, we reached a preliminary understanding with representatives of Company X on many major terms, including the total consideration and deal structure; however, we continued to negotiate other significant deal terms such as indemnification obligations, closing contingencies, restrictions on transfer of the stock of Company X to be received in the transaction, representations and warranties and employee-related matters. Representatives of Company X committed to commence preparing an asset purchase agreement and related documents. The total consideration offered by Company X ranged from approximately $63 million to approximately $87 million during the period of our discussions because of the fluctuation in Company X's stock, and was approximately $76.5 million on January 7, 2005, the last trading day before Liberate entered into and announced the transaction to sell the North American Business to Double C.

        In late November 2004, while we continued to engage in discussions with Company X, Cox Communications, Inc. expressed an interest in a potential acquisition of Liberate. Cox immediately commenced and conducted an extensive due diligence review, including a review of our business, technology and intellectual property. Cox communicated to us that it was evaluating two alternative scenarios—either proceeding with an acquisition of Liberate by Cox alone or approaching Comcast to determine Comcast's interest in a joint acquisition of Liberate with Cox. Cox indicated that it wanted to approach Comcast to determine Comcast's interest in working together on a joint acquisition of Liberate, and we consented to Cox's approaching Comcast for that purpose.

        Also in late November 2004, another party that had previously been contacted by us and Allen & Company expressed renewed interest in considering a potential strategic transaction with Liberate. However, after several meetings and a brief due diligence review, this party ended further discussions.

        In early December 2004, Comcast informed us that it was reconsidering a potential transaction with Liberate. On December 9, 2004, we met with representatives of Comcast at its offices in Philadelphia to provide an update on Liberate and to discuss a potential strategic transaction.

        On December 7, 2004, we received the first draft of an asset purchase agreement from Company X's legal counsel. On December 11, 2004, we and our legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, provided a mark-up of the asset purchase agreement to Company X conveying our concerns regarding the transaction proposed by Company X. Over the course of the following weeks, Company X and its legal counsel engaged with us and our legal counsel in numerous negotiations of key transaction terms, including deal structure, consideration adjustment for changes in the share price of Company X's common stock, restrictions on transfer of shares of Company X's common stock to be received in the transaction, indemnity obligations, closing contingencies, voting agreements, commitments on hiring employees and deal protection terms.

        On December 15, 2004, Comcast and Cox contacted us to express their desire to jointly acquire substantially all of the assets relating to our North America business. Our representatives indicated that we would welcome the formulation of a joint proposal by Comcast and Cox and we discussed the merits of an asset sale structure relative to an acquisition of all of Liberate.

        Based on this discussion, we prepared a term sheet to summarize the principal terms of the proposed transaction and provided it to Comcast and Cox for their review. On December 16, 2004, we held a conference call with Comcast and Cox to discuss the term sheet. While the parties came to a general understanding on many major terms, including the consideration for the transaction and the mutual grant of a cross-license of technology and intellectual property to enable each party to operate its respective businesses after the closing of the asset sale, there were other significant terms that were subject to continuing negotiations, including certain terms relating to indemnification, deal protection, non-competition, non-solicitation, the impact of our pending bankruptcy appeal, and a potential stand-alone technology and intellectual property license arrangement between Liberate and each of Comcast and Cox. The parties agreed to proceed in parallel with continuing negotiations, preparation of the asset purchase agreement and other necessary and appropriate documentation for the transaction, and completion of due diligence by Comcast and Cox.

        We proceeded to prepare the asset purchase agreement with our counsel and sent the first draft to Comcast and Cox for their review on December 17, 2004. Comcast and Cox and their respective legal advisors conducted an extensive due diligence review of our business, technology and intellectual property. Through this process, Comcast and Cox made frequent and numerous requests for, and were provided with, documents and materials pertaining to our North America business.

        On December 18, 2004, we received a revised draft of the asset purchase agreement from Company X, incorporating revised terms that had been discussed with us. We and Skadden Arps had several conference calls over the following days with Company X and its legal counsel to continue discussion of open issues. Company X also continued to conduct their due diligence of Liberate. On December 30, 2004, Skadden Arps sent to Company X's legal counsel another mark-up of the asset purchase agreement reflecting our comments and proposed changes.

        During the period from December 17, 2004 through the first week of January 2005, we and Skadden Arps engaged in numerous discussions with Comcast, Cox and their representatives to negotiate unresolved terms, including terms relating to assumed liabilities, employee related obligations, deal protection, closing contingencies and other customary terms for this type of transaction. Cox indicated that it would require Liberate to amend its existing technology agreement with Liberate, and Comcast indicated that it would require Liberate to enter into a new technology licensing agreement as a condition to their entering into the asset purchase agreement. Comcast and Cox also expressed significant concerns regarding our pending bankruptcy appeal and the potential impact it could have on the consummation of the asset sale. As a result, Comcast and Cox indicated that they were not prepared to proceed with the asset sale unless we agreed to dismiss our bankruptcy appeal prior to the execution of the transaction documents. We expressed concern about dismissing the bankruptcy appeal prior to the execution of the transaction documents because of the risk that we would be prejudiced if such execution did not take place after the dismissal of the bankruptcy appeal. After extensive discussions among the parties and their respective representatives (including bankruptcy counsel), the parties agreed in principle that the effectiveness of the transaction documents would not occur until an order was issued by the U.S. District Court for the Northern District of California dismissing our bankruptcy appeal.

        During the period from November 2004 until execution of the asset purchase agreement with Double C, our board of directors held several meetings at which our management, legal counsel and, in many instances, Allen & Company informed the board of the status and progress of our strategic process, including meetings on November 29, December 14, December 17 and December 29, 2004.

        On January 4, 2005, our board of directors held a meeting to discuss the status of the strategic process. Our management provided an update to the board of directors on the discussions to date with Comcast and Cox, including the terms and conditions relating to the proposed acquisition. A representative of Skadden Arps then provided an update on the status of negotiations and described the principal open issues, and members of management discussed the points that remained to be negotiated with respect to them. Management also discussed the demand by Comcast and Cox for the dismissal of our bankruptcy appeal as a condition to proceeding with the asset sale. In this regard, representatives of Gibson Dunn & Crutcher LLP, Liberate's bankruptcy counsel, updated the board of directors on the status of the bankruptcy appeal and provided their assessment of the likelihood of success of our appeal. A representative of Skadden Arps provided the board an analysis comparing the key transaction terms of the current acquisition proposal from Company X (including terms relating to economic value and closing contingencies) with the current acquisition proposal from Comcast and Cox and also advised the board of directors of its legal obligations and fiduciary duties in the context of the proposed asset sale to Double C. Our board of directors discussed a number of open issues and provided guidance and direction to counsel and management with respect to negotiating the open issues.

        On January 6, 2005, Comcast and Cox proposed detailed terms of the license arrangements that they would require in connection with the asset sale. Also on January 6, 2005, we had a conference call with Company X to discuss their response to our revised draft of the asset purchase agreement. Company X conveyed to us their positions on the outstanding issues.

        On January 7, 2005, our board of directors again met to consider the terms and conditions of the Comcast and Cox proposal. Our management reviewed in detail with the board of directors the terms and conditions of the proposed acquisition by Double C, as well as the terms of the proposed amendment to the existing Software License Agreement with the Cox affiliate and the license agreement proposed by Comcast, and the potential strategic benefit of licensing our software to Comcast and Cox, and recommended that we negotiate for maintaining the annual minimum fees and restricting the use of source code for use solely with subscribers of Comcast and Cox. Our board of directors expressed general approval of management's recommendation to continue negotiations with respect to the proposed asset sale agreement and related licenses. Management and a representative from Skadden Arps then updated the board of directors on the discussions to date with Company X, including the conference call that we held with Company X on the afternoon of January 6, 2005 to review outstanding major terms and conditions of Company X's proposal. A representative of Skadden Arps provided an updated analysis comparing the key transaction terms of the Company X proposal with the Comcast and Cox proposal. Allen & Company provided its preliminary assessment of the two acquisition proposals and reviewed for the board of directors the discussions it held with potential strategic partners in the preceding 10 months, the outcome of those discussions to date and the fact that the only definitive proposals resulting from those discussions were the proposals from Company X and Comcast and Cox. Our management and Allen & Company also noted for the board of directors that the price of Company X's shares of common stock had declined materially since the parties had reached an understanding on consideration in November 2004 and the current value of the shares of common stock as of January 7, 2005 offered by Company X as consideration for all the assets of Liberate was approximately $76.5 million which is less consideration for all of our business and assets than the cash consideration of $82 million offered by Comcast and Cox for only the North America business. The board of directors also discussed the potential risks associated with making an investment in Company X's common stock and other unfavorable aspects of the transaction proposed by Company X, including post-closing indemnification obligations and a number of significant closing contingencies that were not required in the Comcast and Cox proposal. Finally, a representative of Skadden Arps further advised the board of directors of its legal obligations and fiduciary duties in the context of the proposed transaction. The board of directors expressed general support for the proposed acquisition transaction with Comcast and Cox, and provided management with guidance on the negotiation of remaining outstanding issues.

        Beginning on January 7, 2005, we continued negotiations with Comcast and Cox on the terms and conditions of the definitive agreements with them and Double C. On January 8, 2005, we held a conference call with Comcast and Cox to further discuss the amendment to the Software License Agreement with the Cox affiliate and the proposed license agreement with Comcast. On the morning of January 9, 2005, we held a conference call with Comcast and Cox to discuss the final terms of the asset purchase agreement, the license agreements and other agreements related thereto.

        The board of directors met again during the afternoon of January 9, 2005. At this meeting, members of management described the terms of the license arrangements that had been negotiated with Comcast and Cox. A representative of Skadden Arps updated the board of directors on the status of open issues and the proposed final resolution of those issues and provided a summary of the terms of the definitive documentation for the proposed transaction with Double C. A representative of Allen & Company provided an analysis of the transaction and delivered Allen & Company's opinion (later confirmed in writing) that the consideration to be received by Liberate in the proposed transaction was fair, from a financial point of view, to Liberate. Following discussion, our board of directors unanimously determined that the asset sale pursuant to the asset purchase agreement with Double C was expedient and for the best interests of Liberate and its stockholders, approved the asset purchase agreement and the transactions contemplated thereby, and resolved to recommend that our stockholders approve the sale of substantially all of the assets relating to our North America business pursuant to the asset purchase agreement with Double C. In addition, the board of directors also approved the filing of a motion to dismiss our bankruptcy appeal in order to proceed with the transaction as contemplated with Double C.

        Later on January 9, 2005, Liberate and Double C and their respective affiliates, including Cox and Comcast, executed signature pages to the asset purchase agreement and other transaction documents, and delivered such signature pages to Skadden Arps to be held in escrow until receipt of an order from the U.S. District Court for the Northern District of California dismissing our bankruptcy appeal. The escrow agreement among the parties required us to use our best efforts to obtain such dismissal.

        On the morning of January 10, 2005, prior to the opening of the stock market, we issued a press release announcing that we had reached an agreement with Double C for the sale of substantially all of the assets relating to our North America business pursuant to the asset purchase agreement, subject to dismissal of our bankruptcy appeal. Later that day, we filed a motion with the U.S. District Court for the Northern District of California to dismiss our appeal of the Bankruptcy Court's dismissal of our bankruptcy petition under chapter 11 of the U.S. Bankruptcy Code.

        On January 14, 2005, the U.S. District Court for the Northern District of California dismissed with prejudice our bankruptcy appeal and the asset purchase agreement and other transaction documents became effective as of that date.

        On April 5, 2005, our stockholders voted at a special meeting to approve and adopt the asset sale and the asset purchase agreement with Double C. We subsequently closed the transaction on April 7, 2005.

Sale of Our Non-North America Business

        We first contacted SeaChange in the beginning of the summer of 2004 to explore a potential acquisition by SeaChange of Liberate and entered into a non-disclosure agreement with SeaChange on July 15, 2004. SeaChange indicated to us that it would be interested in potentially acquiring Liberate's

European business but not our entire company. Over the course of months, we engaged in a number of business discussions with SeaChange regarding the framework for a potential sale of our European business.

        After we had entered into the Asset Purchase Agreement with Double C to sell our North America business in January 2005, we and our financial advisor reinitiated contact with SeaChange and approximately 14 other parties to determine their interest in potentially acquiring Liberate's remaining business outside of North America. We also contacted as part of such 14 parties two of our major customers, ntl Communications Services Limited ("ntl") and Telewest Communications Group Limited ("Telewest"), to determine their interest. SeaChange confirmed that it was still highly interested in exploring a potential acquisition of Liberate's remaining business. Two other parties indicated an interest in exploratory discussions. However, all other parties, including ntl and Telewest, indicated that they were not interested in a potential acquisition of our remaining business.

        Over the course of the following weeks, SeaChange and the other two interested parties conducted due diligence, including a thorough review of our business, technology, and intellectual property. We also engaged in a number of business discussions with these three parties to discuss potential terms of a transaction.

        In late February 2005, we began negotiation of principal terms with SeaChange regarding a proposed purchase of the assets of our business outside of North America. SeaChange indicated it was prepared to proceed with completion of its due diligence and negotiation of definitive agreements once the parties reached a preliminary understanding with respect to principal terms. However, SeaChange requested that we enter into an exclusive negotiation commitment as a condition to SeaChange proceeding with further diligence and negotiation of definitive agreements for the proposed transaction. At this time, the other two parties had not submitted any written proposals, and had orally indicated valuations that were below SeaChange's proposal. On February 24, 2005, we reached a preliminary understanding with SeaChange and entered into a letter agreement dated February 24, 2005 pursuant to which we agreed to engage in exclusive negotiations with SeaChange with respect to an asset purchase of our business outside of North America for a period from February 24, 2005 to March 23, 2005.

        We and our legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, commenced preparing the first draft of an asset purchase agreement. On March 3, 2005, we provided the first draft of an asset purchase agreement to SeaChange and its legal counsel. Over the course of the following weeks, we and SeaChange and our respective legal counsels engaged in numerous negotiations of the terms of the asset purchase agreement, including terms relating to assumed liabilities, price adjustments, employee related obligations, deal protection, indemnity obligations, closing contingencies and other customary terms for this type of transaction. In particular, SeaChange insisted that we obtain all required consents to assign customer agreements with our major cable customers (ntl, Telewest and United Pan-Europe Communications, N.V. ("UPC")) as a condition to the closing of the asset sale.

        Concurrently with our negotiations, SeaChange continued its extensive due diligence review of our technology and business. SeaChange and its legal counsel made frequent and numerous requests for, and were provided with, documents and materials pertaining to our business and technology. SeaChange also made a site visit to our San Mateo location on April 6, 2005 to perform detailed diligence on our technology and engineering organization.

        On April 4, 2005, David Lockwood, our Chairman and Chief Executive Officer, met with the Eric Tveter, President of Telewest, to inform Telewest of our proposed asset sale to SeaChange, and to request their consent to the transaction. Mr. Tveter first expressed that Telewest had reconsidered their interest in potentially acquiring our European business and was prepared to engage in a discussion on such acquisition. He also stated that he had previously communicated with ntl and that ntl was potentially interested in cooperating with Telewest on such transaction. Mr. Tveter indicated the valuation that Telewest and ntl together were prepared to consider; however, such valuation was below the consideration that SeaChange had proposed. Upon being informed of our proposed transaction, Mr. Tveter expressed approval of the transaction with SeaChange.

        On April 6, 2005, Mr. Lockwood met with Simon Duffy, CEO of ntl. Mr. Lockwood informed Mr. Duffy of our proposed asset sale to SeaChange. Mr. Duffy expressed his support for the transaction and indicated that ntl would consent to SeaChange's purchase of our remaining business outside of North America.

        On April 14, Phil Vachon, President of Liberate International, contacted Sudhir Ispahani, Chief Technology Officer of UPC, to inform UPC of our proposed asset sale to SeaChange. Mr. Ispahani also expressed approval of the transaction and indicated that UPC would consent to our assignment to SeaChange of our customer agreement with UPC.

        During the period from January 2005 until the execution of the asset purchase agreement with SeaChange, our board of directors held several meetings at which our management, legal counsel and, in some cases, Allen & Company informed the board of the status and progress of our strategic process, including meetings on March 8 and March 25, 2005. Our management provided updates on negotiations with SeaChange and interactions with interested parties, and received guidance from the board of directors.

        We substantially completed our negotiation of the terms of the asset purchase agreement and other transaction documents on April 14, 2005. On April 15, 2005, our board of directors held a meeting to discuss SeaChange's proposed asset purchase transaction. Our management and a representative of Skadden Arps provided an update to the board of directors on the negotiations with SeaChange, and reviewed a detailed summary of the terms of the asset purchase agreement and related transaction documents. A representative of Skadden Arps also advised the board of directors of its legal obligations and fiduciary duties in the context of the proposed asset sale to SeaChange. Allen & Company reviewed for the board of directors the discussions it held with potential strategic partners in the preceding year, the outcome of those discussions to date and the fact that the only definitive proposal resulting from those discussions was from SeaChange. Allen & Company also noted that indications of valuation from the other two interested parties as well as from ntl and Telewest were below the consideration offered by SeaChange. Allen & Company provided an analysis of the transaction with SeaChange and delivered Allen & Company's opinion (later confirmed in writing) that the consideration to be received by Liberate in the proposed transaction was fair, from a financial point of view, to Liberate. Following discussion, our board of directors determined that the asset sale pursuant to the asset purchase agreement with SeaChange was expedient and for the best interests of Liberate and its stockholders, approved the asset purchase agreement and the transactions contemplated thereby, and resolved to recommend that our stockholders approve the sale of substantially all of the assets relating to our Non-North America business pursuant to the asset purchase agreement with SeaChange.

        Later on April 15, 2005, Liberate and SeaChange executed and exchanged signature pages to the asset purchase agreement and other transaction documents. On the morning of April 18, 2005, prior to the opening of the stock market, SeaChange and Liberate issued a joint press release announcing the purchase by SeaChange of substantially all of the assets relating to Liberate's Non-North America business pursuant to the asset purchase agreement.

        On July 6, 2005, our stockholders voted at a special meeting to approve the SeaChange Asset Sale. We subsequently closed the transaction on July 12, 2005.

Other Transactions

        Liberate entered into a Research & Development and Support Services Agreement dated as of June 1, 2001 with our wholly owned subsidiary, Liberate Technologies Canada, Ltd., a corporation organized and existing under the laws of Canada ("Liberate Canada"), pursuant to which Liberate Canada agreed to research and develop technology for, and provide related support services to, Liberate. In consideration for such research and development and support services, Liberate agreed to pay Liberate Canada a fee equal to its costs (as defined in the agreement), plus 7.5% of such costs as a service fee. In addition, Liberate agreed to reimburse Liberate Canada for certain non-recoverable taxes and third party costs incurred in connection with performing such services. During the fiscal years ended May 31, 2003, May 31, 2004 and May 31, 2005, Liberate paid Liberate Canada approximately $5.54 million, $11.1 million and $12.4 million, respectively, for such fees and reimbursements under the agreement. The agreement terminated pursuant to its terms upon the sale of substantially all of the assets of Liberate Canada to Double C Technologies, LLC as part of the Double C Asset Sale, which was completed on April 7, 2005.

        Liberate also entered into a Market Development and Research and Development Services Agreement dated as of June 1, 2001 with our wholly owned subsidiary, Liberate Technologies B.V., a corporation organized and existing under the laws of the Netherlands ("Liberate B.V."), pursuant to which Liberate B.V. agreed to perform certain services intended to benefit Liberate in its efforts to promote, sell and support our products in Europe and other territories (as defined in the agreement) to research and develop technology and to provide other services for Liberate according to the terms of the agreement. In consideration for such marketing and research and development services, Liberate agreed to pay Liberate B.V. a fee equal to the sum of (i) the costs of the professional services (as defined in the agreement) performed by Liberate B.V., plus 15% of such costs as a service fee, (ii) its costs for research and development (as defined in the agreement), plus 7.5% of such costs as a service fee, and (iii) a commission equal to 18% of Liberate's gross sales (excluding revenues from professional services) in Europe and other territories. In addition, Liberate agreed to reimburse Liberate B.V. for certain non-recoverable taxes and third party costs incurred for performing such services. During the fiscal years ended May 31, 2003, May 31, 2004, May 31, 2005, Liberate paid Liberate B.V. approximately $5.89 million, $2.36 million and $215,000, respectively, for such fees and reimbursements under the agreement. The agreement will terminate upon the earlier of June 1, 2011 or the occurrence of an event of default, which includes a sale of substantially of the assets of Liberate B.V.

        On June 15, 2005, our board of directors approved the payment of certain severance payments in connection with amendments to existing employee retention agreements that were entered into as of March 14, 2003, by Liberate and each of Messrs. David Lockwood, Liberate's Chairman and Chief Executive Officer, Philip Vachon, President—Liberate International, Gregory S. Wood, Liberate's Executive Vice President and Chief Financial Officer, and Patrick Nguyen, Liberate's Executive Vice President—Corporate Development (collectively, the "Executives"). Under the terms of the employee retention agreements, each Executive is entitled to a severance payment upon a Change in Control (as defined therein) that is followed within one year by an Actual or Constructive Termination (as defined therein) of employment of such Executive. As a result of the sale of the North America business to Double C Technologies on April 7, 2005, each Executive may be entitled to constructively terminate his employment and receive a severance payment. Our board of directors has determined that it is in the best interests of Liberate to continue the employment of such Executives, and has approved the amendment of their employee retention agreements effective as of June 15, 2005 (the "Effective Date") so that the Executives would no longer be required to have terminated employment to be entitled to the severance payments thereunder. Instead, Liberate would pay each Executive the amount he would otherwise have been entitled to had such Executive's employment been terminated pursuant to the terms of those agreements.

        Pursuant to the employee retention agreements as so amended, Liberate was required to make such payments to the Executives within thirty days following the Effective Date. The value of the payment amounts pursuant to the employee retention agreements remained unchanged, which payment amount for each Executive was equal to twice the Executive's total taxable compensation for the prior fiscal year, with a minimum payment of $500,000, and a maximum payment of $750,000. The payments were made on June 17, 2005 and July 14, 2005.

        On July 14, 2005, the compensation committee of our board of directors approved the payment of a one-time discretionary cash bonus in recognition of employment performance to the following executive officers: $325,000 to each of David Lockwood, Chief Executive Officer, Gregory Wood, Executive Vice President and Chief Financial Officer, and Patrick Nguyen, Executive Vice President of Corporate Development, and $200,000 to Phil Vachon, President—Liberate International.

Material United States Federal Income Tax Consequences

        The following is a summary of the material United States federal income tax consequences of the consummation of the proposed reverse/forward stock split generally applicable to holders of our shares of common stock. This summary addresses only those stockholders who have held their shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are subject to special rules (e.g. financial institutions, tax-exempt organizations (including private foundations), insurance companies, dealers in securities, foreign investors, and partnerships and their partners), holders that received their shares pursuant to the exercise of employee stock options or otherwise as compensation, and investors that hold the shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes. The following summary is based upon United States federal income tax law, as currently in effect, which is subject to differing interpretations or change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder is advised to consult his or her tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any state, local or foreign tax considerations arising out of the reverse/forward stock split.

Stockholders Who Receive Cash for Fractional Shares

  Tax Consequences to Stockholders Whose Entire Interest, Both Directly and Indirectly, is Terminated

        A stockholder that receives cash for a fractional share as a result of the reverse/forward stock split and does not continue to hold our shares directly, or indirectly by virtue of being related to a person who continues to hold our shares directly, immediately after the reverse/forward stock split, will recognize capital gain or loss, for United States federal income tax purposes, equal to the difference between the cash received for the stock and the aggregate adjusted tax basis in such stock.

  Tax Consequences to Stockholders Whose Entire Interest, Directly but Not Indirectly, is Terminated

        A stockholder that receives cash for a fractional share as a result of the reverse/forward stock split, but is treated as a continuing stockholder by virtue of being related to a person who continues to hold our shares directly immediately after the reverse/forward stock split, will recognize capital gain or loss in the same manner as set forth in the previous paragraph, provided that the receipt of cash either (1) is "not essentially equivalent to a dividend," or (2) constitutes a "substantially disproportionate redemption of stock," as described below.

        (1)   Not Essentially Equivalent to a Dividend. The receipt of cash is "not essentially equivalent to a dividend" if the reduction in the stockholder's proportionate interest in us resulting from the reverse/forward stock split (taking into account for this purpose the stock owned by persons to whom the stockholder is related) is considered a "meaningful reduction" given the stockholders particular facts and circumstances. The Internal Revenue Service has ruled that a small reduction by a minority stockholder whose relative stock interest is minimal and who exercises no control over the affairs of the corporation will satisfy this test.

        (2)   Substantially Disproportionate Redemption of Stock. The receipt of cash in the reverse/forward stock split will be a "substantially disproportionate redemption of stock" if (a) the stockholder owns less than 50% of the total combined voting power of all classes of stock entitled to vote, and (b) the percentage of our voting stock owned by the stockholder (and by persons to whom the stockholder is related) immediately after the reverse/forward stock split is less than 80% of the percentage of shares of voting stock owned by the stockholder immediately before the reverse/forward stock split.

        In applying the foregoing "Not Essentially Equivalent to a Dividend" and "Substantially Disproportionate Redemption of Stock" tests, the stockholder will be treated as owning shares of stock actually or constructively owned by certain individuals and entities related to the stockholder. If the receipt of cash in exchange for shares is not treated as capital gain or loss under either of the tests, it will be treated first as ordinary dividend income to the extent of the stockholder's ratable share of our current and accumulated earnings and profits, then as a tax-free return of capital to the extent of the stockholder's aggregate adjusted tax basis in the shares, and any remaining amount will be treated as capital gain. Capital gain or loss recognized will be long-term if the stockholder's holding period with respect to the stock surrendered is more than one year at the time of the reverse/forward stock split. The deductibility of capital loss is subject to limitations. In the case of a stockholder that is an individual, long-term capital gain and dividend income should generally be subject to United Stated federal income tax at a maximum rate of 15%.

Stockholders Who Do Not Receive Cash for Fractional Shares

        A stockholder that receives no cash as a result of the reverse/forward stock split, but continues to hold our shares directly immediately after the reverse/forward stock split, will not recognize any gain or loss for United States federal income tax purposes. The aggregate adjusted tax basis of the shares held immediately after the reverse/forward stock split will equal the aggregate adjusted tax basis of the shares held immediately prior to the reverse/forward stock split, and the holding period of the shares will be the same as immediately prior to the reverse/forward stock split.

Market for Common Stock and Related Stockholder Matters

        From July 28, 1999 until January 16, 2003, our common stock traded on the Nasdaq National Market System under the symbol "LBRT." On January 16, 2003, we received a letter from Nasdaq advising that our common stock would be delisted effective at the opening of the market on January 17, 2003 because we were not in compliance with the timely periodic reporting requirements for continued listing. Beginning on January 17, 2003, our common stock began trading on the Pink

Sheets. The following table lists the high and low sales prices of our common stock for the periods indicated below.

Period	High	Low
Fiscal Year Ended May 31, 2003
1st Quarter	$4.15	$1.89
2nd Quarter	1.88	1.11
3rd Quarter	1.89	0.96
4th Quarter	2.82	1.57
Fiscal Year Ended May 31, 2004
1st Quarter	$4.45	$2.50
2nd Quarter	4.00	3.30
3rd Quarter	4.08	3.00
4th Quarter	3.45	2.60
Fiscal Year Ended May 31, 2005
1st Quarter	$2.67	$2.40
2nd Quarter	2.61	2.237
3rd Quarter	2.50	2.15
4th Quarter	2.375	0.295
Fiscal Year Ending May 31, 2006
1st Quarter	$0.36	$0.19
2nd Quarter (through October 14, 2005)	$0.21	$0.17

Dividend Policy

        Other than as set forth below, Liberate has not paid cash dividends on our common stock since our inception. Liberate paid a one-time special dividend of $2.10 per share of common stock as declared by our board of directors on March 25, 2005 for stockholders of record as of April 4, 2005. On July 13, 2005, Liberate also paid a one-time special dividend of $0.15 per share of common stock as declared by our board of directors on June 15, 2005 for stockholders of record as of June 27, 2005.

Securities Ownership of and Transactions by Our Directors and Executive Officers

        As of September 29, 2005, our directors and executive officers owned approximately 16.6% of the outstanding shares of the common stock that would be entitled to vote at the Special Meeting. See "Special Factors—Security Ownership of Certain Beneficial Owners and Management" on page 35.

        As of September 29, 2005 and as of the date hereof there have been no transactions effected by our directors and executive officers in Liberate common stock during the prior 60 day period.

Agreements Involving Liberate's Common Stock

        David Lockwood, our Chairman and Chief Executive Officer and the Lockwood Fund LLC (a private investment fund managed by Lockwood Capital Advisors LLC, of which Mr. Lockwood is the Managing Member) entered into a Stockholder Voting Agreement with SeaChange, dated as of April 15, 2005 (the "Voting Agreement"). Under the Voting Agreement, each of Mr. Lockwood and the Lockwood Fund LLC appointed SeaChange as his or its proxy and attorney-in-fact with respect to all shares of Liberate common stock over which each exercises voting or investment power to: (i) vote the shares as of the record date in favor of the proposal approving and adopting the SeaChange Asset Sale; (ii) not to vote, execute and deliver any written consent, enter into any other voting agreement or cause any of the foregoing actions in favor of any alternative proposal (as defined in the SeaChange Asset Sale asset purchase agreement) or where such action would be inconsistent with or frustrate the purposes of the SeaChange Asset Sale asset purchase agreement or the Voting Agreement; (ii) without the prior written consent of SeaChange, directly or indirectly, sell, transfer, pledge, assign or otherwise dispose of, or enter into any contract, option, commitment or other arrangement or understanding with respect to the disposition of, any shares or take any action that would prohibit, prevent or preclude him from performing his or its obligations under the Voting Agreement; and (iv) agree that the Voting Agreement and each stockholder's obligations thereunder shall attach to the shares and shall be binding upon any person or entity to which legal or beneficial ownership of such shares may pass.

        As of September 29, 2005, Mr. Lockwood and the Lockwood Fund LLC together owned of record 13,332,901 shares, representing approximately 12.0% of Liberate's outstanding common stock. The Voting Agreement terminated on the closing of the asset sale to SeaChange. The foregoing is a summary of the material provisions of the Voting Agreement, and is qualified in its entirety by reference to the Voting Agreement, which was filed as Annex B to the definitive proxy statement on Schedule 14A filed with the SEC on June 10, 2005.

Exchange of Stock Certificates

        You should not send your stock certificates now. You should send them only after you receive a letter of transmittal from us. Letters of transmittal will be mailed soon after the transaction is complete. Promptly following the consummation of the reverse/forward stock split on the effective date, Liberate will send letters of transmittal to all stockholders who appear to hold fewer than 250,000 shares of common stock immediately prior to the effective time of the transaction. The letter of transmittal is for use by such stockholders in transmitting common stock certificates to Liberate's transfer agent. Upon proper completion and execution of a letter of transmittal and return thereof to the transfer agent, together with stock certificates, each such stockholder will receive cash in the amount to which the holder is entitled, as described above, in lieu of fractional share into which such stockholder's shares were converted in the reverse split. After the transaction and until surrendered, each outstanding certificate held by a stockholder of record who held shares in any increment of fewer than 250,000 shares immediately prior to the transaction will be deemed for all purposes to represent only the right to receive the amount of cash to which the holder is entitled pursuant to the transaction. Liberate will make payment of such amounts upon submission of a proper claim, subject to applicable escheat laws. See "Special Factors"—Dissenters' Rights; Escheat Laws" beginning on page 55.

        After the effective date, each certificate representing shares of common stock that were outstanding prior to the effective date and that were held by a stockholder of record of 250,000 or more shares immediately prior to the transaction, will continue to evidence ownership of such number of shares as is set forth on the face of the certificate.

        All amounts payable to stockholders will be subject to applicable state laws relating to abandoned property. No service charges or brokerage commissions will be payable by stockholders in connection with the transaction. No interest will be paid on the case due to a holder of a fractional share of common stock following the transaction. See "Special Factors—Cash Payment in Lieu of Fractional Shares" beginning on page 32.

Dissenters' Rights; Escheat Laws

        Under Delaware law, stockholders are not entitled to dissent from the transaction and receive the "fair value" of their shares of common stock.

        The unclaimed property and escheat laws of each state provide that under circumstances defined in that state's statutes, holders of unclaimed or abandoned property must surrender that property to the state. Persons whose shares are eliminated and whose addresses are unknown to Liberate, or who do not return their stock certificates and request payment therefor, generally will have a period of years (depending on applicable state law) from the effective date in which to claim the cash payment payable to them. For example, with respect to stockholders whose last known addresses are in California, as shown by the records of Liberate, the period is three years. Following the expiration of that three-year period, the Unclaimed Property Law of California would likely cause the cash payments to escheat to the State of California. For stockholders who reside in other states or whose last known addresses, as shown by the records of Liberate, are in states other than California, such states may have abandoned property laws which call for such state to obtain either (i) custodial possession of property that has been unclaimed until the owner reclaims it; or (ii) escheat of such property to the state. Under the laws of such other jurisdictions, the "holding period" or the time period which must elapse before the property is deemed to be abandoned may be shorter or longer than three years. If Liberate does not have an address for the holder of record of the shares, then unclaimed cash-out payments would be turned over to its state of incorporation, the state of Delaware, in accordance with its escheat laws.

Recommendation of the Board

OUR BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE REVERSE/FORWARD STOCK SPLIT PROPOSAL. UNLESS A CONTRARY CHOICE IS SPECIFIED, PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" APPROVAL OF THE TRANSACTION.

STOCKHOLDER PROPOSALS

        Only such business will be conducted at this special meeting as will have been brought by our board of directors before the meeting pursuant to the attached Notice of Special Meeting of Stockholders.

        If you wanted to submit a proposal for presentation at our 2005 Annual Meeting, you must have submitted it to us by May 17, 2005, in order to be considered for inclusion in our proxy statement and related proxy materials for that meeting. Otherwise, if you intend to present a proposal at the 2005 meeting without including that proposal in Liberate's proxy materials, you must provide advance notice of the proposal to Liberate not earlier than July 1, 2005 nor later than July 31, 2005. Address all stockholder proposals to Liberate Technologies, 310 University Avenue, Suite 201, Palo Alto, California 94301, Attn: General Counsel. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with applicable requirements, including conditions established by the Securities and Exchange Commission (SEC). We advise you to review our Amended and Restated Bylaws, which contain this and other requirements with respect to advance notice of stockholder proposals and director nominations. Our Amended and Restated Bylaws were filed with the SEC as an exhibit to our annual report on Form 10-K filed on September 16, 2003, which can be viewed by visiting our investor relations website at http://investors.liberate.com and may also be obtained by writing to our General Counsel at our principal executive office (310 University Avenue, Suite 201, Palo Alto, CA 94301).

INCORPORATION BY REFERENCE

        We are permitted to "incorporate by reference" certain documents and information into this proxy statement. This means that we are referring you to the information that we have filed separately with the SEC. The information incorporated by reference should be considered a part of this proxy statement, except for any information superceded by information contained directly in this proxy statement. Our Annual Report on Form 10-K for the fiscal year ended May 31, 2005 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended August 31, 2005 and 2004 are incorporated by reference into this proxy statement. A copy of these reports are enclosed with this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

        Liberate files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Liberate files with the SEC at the SEC's public reference rooms at Public Reference Room, One Station Place, 100 F Street, N.E., Washington, D.C. 20002.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet worldwide web site maintained by the SEC at http://www.sec.gov.

        You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation. This proxy statement is dated    •    , 2005. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our stockholders does not create any implication to the contrary.

OTHER MATTERS

        The board of directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, the board of directors intends that the persons named in the proxies received by Liberate will vote upon those matters in accord with their best judgment.

By order of the board of directors,

David Lockwood
Chairman and Chief Executive Officer
Palo Alto, California
    •    , 2005

ANNEX A

PROPOSED AMENDMENTS TO THE SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

ANNEX A-1

CERTIFICATE OF AMENDMENT
TO THE
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LIBERATE TECHNOLOGIES
A DELAWARE CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Liberate Technologies, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST: This Certificate of Amendment amends the provisions of the Corporation's Sixth Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation")

        SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:58 p.m., Eastern time, on [                        ].

        THIRD: Article IV of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

        Without regard to any other provision of this Certificate of Incorporation, each 250,000 shares of Common Stock, $0.01 par value per share, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock (as defined below) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 250,000 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay an amount in cash equivalent to $0.20 per share of Common Stock held by such holder immediately prior to the time this amendment becomes effective.

        The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000), par value $.01 per share, and the number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000) par value $.01 per share.

        The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Restated Certificate, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        IN WITNESS WHEREOF, Liberate Technologies has caused this Certificate to be duly executed in its corporate name this [            ] day of [                        ], [        ].

LIBERATE TECHNOLOGIES
By:

Name:
Title:

A-1

ANNEX A-2

CERTIFICATE OF AMENDMENT
TO THE
SIXTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LIBERATE TECHNOLOGIES
A DELAWARE CORPORATION

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        Liberate Technologies, a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST: This Certificate of Amendment amends the provisions of the Corporation's Sixth Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation")

        SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 11:59 p.m., Eastern time, on [                        ].

        THIRD: Article IV of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

        Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock, $0.01 par value per share, of the Corporation, either issued and outstanding or held by the Corporation as treasury stock (and including each fractional share in excess of one (1) share held by any stockholder and each fractional interest in excess of one (1) share held by the Corporation or its agent pending disposition on behalf of those entitled thereto), immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into 250,000 fully paid and nonassessable shares of Common Stock (as defined below) (or, with respect to such fractional shares and interests, such lesser number of shares and fractional shares or interests as may be applicable based upon such 250,000-for-1 ratio) without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued.

        The Corporation is authorized to issue two classes of stock to be designated common stock ("Common Stock") and preferred stock ("Preferred Stock"). The number of shares of Common Stock authorized to be issued is Two Hundred Million (200,000,000), par value $.01 per share, and the number of shares of Preferred Stock authorized to be issued is Twenty Million (20,000,000) par value $.01 per share.

        The Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. The Board of Directors is hereby authorized, in the resolution or resolutions adopted by the Board of Directors providing for the issue of any wholly unissued series of Preferred Stock, within the limitations and restrictions stated in this Restated Certificate, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them, and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

        IN WITNESS WHEREOF, Liberate Technologies has caused this Certificate to be duly executed in its corporate name this [            ] day of [                        ], [        ].

LIBERATE TECHNOLOGIES
By:

Name:
Title:

A-2

ANNEX B

FAIR VALUE OPINION OF DUFF & PHELPS, LLC

[DUFF & PHELPS, LLC LETTERHEAD]

June 15, 2005

Board of Directors
Liberate Technologies, Inc.
2655 Campus Drive, Suite 250
San Mateo, CA 94403

Ladies and Gentlemen:

The Board of Directors of Liberate Technologies, Inc. ("Liberate" or the "Company") has engaged Duff & Phelps, LLC ("Duff & Phelps") as an independent financial advisor to the Board of Directors of the Company in connection with a contemplated going private transaction through a reverse/forward stock split (the "Proposed Transaction"), upon consummation of the sale of the Company's Non-North America business and the payment of a special dividend. Specifically, Duff & Phelps has been engaged to provide the Board of Directors of the Company with an opinion (the "Opinion") as to the fair value of the common stock of Liberate, as of June 13, 2005 ("the valuation date"), after giving effect to the sale of its Non-North America business and the subsequent special dividend payment to shareholders, in order to assist the Board of Directors of Liberate determine the adequate measure of fair value to be paid for stockholders' fractional interests for purposes of a reverse stock split transaction under Section 155 of the General Corporation Law of the State of Delaware.

Description of the Proposed Transaction

The Proposed Transaction is contemplated to be a reverse/forward stock split of Liberate's outstanding common stock, whereby the Company will effect a 1-for-250,000 reverse stock split, such that stockholders owning less than 1 share of common stock immediately after the reverse split (but prior to the forward split) will have such shares cancelled and converted into the right to receive the cash consideration established by Liberate's Board of Directors, immediately followed by a 250,000-for-1 forward stock split. Stockholders who own one or more shares at the effective time of the transaction will not be entitled to receive any cash for their fractional share interests resulting from the reverse split. The forward split that will immediately follow the reverse split will reconvert their whole shares and fractional share interests back into the same number of shares of common stock they held immediately before the effective time of the transaction. As a result, the total number of shares held by such a stockholder will not change after completion of the transaction. As soon as practicable after the reverse/forward stock split is effective, holders of fewer than one share of common stock immediately after the reverse split (but prior to the forward split) will receive a cash payment for the shares owned immediately prior to the reverse/forward stock split. The Board of Directors of Liberate will determine the per-share amount to pay to the fractional shareholders based on a number of factors including the fair value estimate provided by Duff & Phelps.

It is also our understanding that prior to the Proposed Transaction the Company is completing the sale of substantially all of the assets of Liberate's Non-North America business for approximately $25.5 million in cash consideration to SeaChange International, Inc. ("SeaChange") (the "SeaChange Transaction"). As part of the asset sale, SeaChange will also assume certain assets and liabilities of Liberate, as described in the Purchase Agreement dated April 15, 2005. We further understand that the Company, subsequent to the SeaChange Transaction but prior to the Proposed Transaction, intends to pay a special dividend of $0.15 per share ("Special Dividend") to all of its common shareholders.

The SeaChange Transaction is conditioned upon Liberate shareholder approval. The Special Dividend and Proposed Transaction are conditioned upon the consummation of the SeaChange Transaction. Neither the Special Dividend nor the Proposed Transaction is contingent on any financing conditions.

Scope of Analysis

In connection with this Opinion, we have made such reviews, analyses and inquiries, as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction and the fair value estimate included, but was not limited to, the items summarized below.

  1.
  Visited the Company's headquarters in San Mateo, California and conducted meetings and telephonic interviews with the following members of the Company's management team:

• David Lockwood	Chairman and Chief Executive Officer
• Greg Wood	Executive Vice President and Chief Financial Officer
• Patrick Nguyen	Executive Vice President, Corporate Development
  2.
  Reviewed the Asset Purchase Agreement between the Company and SeaChange as of April 15, 2005;

  3.
  Reviewed the Company's public filings, including SEC forms 10-K for the fiscal years ended May 31, 2004 and 2003, form 10-Q for the three-month and nine-month periods ended February 28, 2005, and three-month and nine-month periods ended February 29, 2004, form 8-K dated April 15, 2005, the definitive Proxy dated June 10, 2005 for the SeaChange Transaction and the preliminary Proxy dated June 13, 2005 for the Proposed Transaction;

  4.
  Reviewed the Company's internal un-audited financial statements as of April 30, 2005;

  5.
  Reviewed various pro forma financial statements for the Company as it is expected to exist after giving effect to the SeaChange Transaction and the Proposed Transaction;

  6.
  Reviewed estimated and projected revenue and cash flow for Liberate, prepared by Company management, from May 2005 through June 2007;

  7.
  Reviewed a schedule prepared and provided by management representing the Company's outstanding options as of April 29, 2005;

  8.
  Reviewed copies of Liberate's lease with Circle Star Center Associates, LP;

  9.
  Reviewed Liberate's lease with EOP-Peninsula Office Park, LLC, regarding Liberate's current headquarters;

  10.
  Reviewed qualitative potential down-side scenario information for Liberate as prepared by management;

  11.
  Reviewed Liberate's contingent assets and liabilities that were identified and quantified by the Company's management;

  12.
  Analyzed market trading data with respect to Liberate's common stock over the most recent twelve months and specifically for the period since the $2.10 special dividend paid April 8, 2005;

  13.
  Reviewed other publicly available information with respect to the Company;

  14.
  Reviewed pertinent industry information; and

  15.
  Reviewed such other financial studies and analysis and took into account such other matters Duff & Phelps deemed necessary, including Duff & Phelps's assessment of general economic, market and monetary conditions.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. In rendering our opinion, we defined and applied the term fair value as it is commonly defined and applied to valuations for the purpose described herein.

In rendering our fair value opinion, we also considered Liberate to be a going concern operating business for a limited period of time until consummation of the SeaChange Transaction. Subsequent to the SeaChange Transaction, we assumed Liberate would have no significant operating product or services business. Therefore, Liberate would be considered a going concern business, however, only with limited operations until it resolves outstanding liabilities, prosecutes and defends pending litigation and pursues other claims they may have against third parties.

Duff & Phelps did not make any independent evaluation, appraisal or physical inspection of any of the Company's specific assets or liabilities (contingent or otherwise). This Opinion should not be construed as a fairness opinion, credit rating, solvency opinion, an analysis of the Company's credit worthiness or otherwise as tax advice or as accounting advice. In addition, Duff & Phelps is not expressing any opinion as to the market price of the public shares after completion of the Proposed Transaction. In rendering this Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis and rendering its fair value Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final versions of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps' Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor its Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Opinion.

In our analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction. Duff & Phelps has also assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the transaction documents it reviewed, as summarized herein.

The basis and methodology for this Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based proves to be untrue in any material respect, this Opinion cannot and should not be relied upon.

Duff & Phelps has prepared this fair value Opinion effective as of the valuation date. The Opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify or withdraw the Opinion.

This letter should not be construed as creating any fiduciary duty on Duff & Phelps' part to any party.

It is understood that this Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Opinion may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission in respect of the Proposed Transaction and you may summarize or otherwise reference the existence of this Opinion in such documents provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. This Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. Instead, it merely states whether the price in the Proposed Transaction is within a range suggested by certain financial analysis. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

Conclusion

Based upon our analysis, and relying on the accuracy and completeness of all information provided to us, it is our opinion that, as of June 13, 2005 and after giving effect to the Proposed Transaction, the fair value of Liberate's common stock is reasonably stated in the amount of $0.35 per share. It is also our opinion that the fair value of Liberate's common stock, after giving effect to the Proposed Transaction and the Special Dividend, is reasonably stated in the amount of $0.20 per share.

Respectfully submitted,

/s/ Duff & Phelps, LLC

DUFF & PHELPS, LLC

ANNEX C

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        Liberate Technologies ("Liberate") and our board of directors believes that in light of Liberate's completed asset sale to Double C Technologies, LLC ("Double C") for substantially all of the assets relating to our North America business pursuant to the Asset Purchase Agreement, dated as of January 14, 2005, by and among Liberate, Liberate Technologies Canada Ltd. and Double C Technologies, LLC and the recently completed asset sale to SeaChange International, Inc. ("SeaChange") for substantially all of the assets relating to our Non-North America business pursuant to the Asset Purchase Agreement, dated as of April 15, 2005, by and among Liberate, Liberate Technologies B.V. and SeaChange International, Inc., the costs outweigh the benefits of remaining a public company, as continuing to incur these costs are expected to have an adverse effect on Liberate. The reporting requirements of the Securities and Exchange Commission ("SEC") and other filing obligations compose a significant overhead expense. These costs include professional fees for our auditors and corporate counsel, higher insurance costs, printing and mailing costs, internal compliance costs and transfer agent costs.

Pro Forma Financial Information

        The following unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Liberate after giving effect of (1) the sale to SeaChange of substantially all of the assets and the assumption by SeaChange of certain liabilities related to the Non-North America business which closed on July 12, 2005, (2) the July 13, 2005 payment of the $0.15 per common share SeaChange Special Dividend to all holders of record on June 27, 2005, aggregating approximately $16.6 million and (3) the effect of the proposed reverse/forward stock split to enable Liberate to operate as a private company. The assumptions and adjustments related to these items are described in the accompanying notes to these unaudited pro forma condensed consolidated financial information.

        The unaudited pro forma condensed consolidated statements of operations give effect to the disposal of the Non-North America business by Liberate as if it had occurred on June 1, 2003 and the unaudited pro forma condensed consolidated balance sheet gives effect to the disposal of the Non-North America business by Liberate as if each had occurred on May 31, 2005. The unaudited pro forma condensed consolidated balance sheet as of May 31, 2005 gives effect to the $0.15 per share SeaChange Special Dividend and the reverse/forward stock split as if it had occurred on May 31, 2005. The unaudited pro forma condensed consolidated financial information was derived by adjusting the historical financial statements of Liberate for the removal of assets, liabilities, revenues and expenses associated with the Non-North America business and the Schedule 13E-3 adjustments described in the footnotes.

        The unaudited pro forma condensed consolidated financial information, including the notes thereto should be read in conjunction with, the audited historical consolidated financial statements and notes thereto included in Liberate's Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2005, as filed with the SEC on October 11, 2005, Annual Report on Form 10-K for the fiscal year ended May 31, 2005, as filed with the SEC on August 15, 2005, the Definitive Proxy Statement on Schedule 14A related to the sale of the North America business filed with the SEC on March 9, 2005 and the Definitive Proxy Statement on Schedule 14A related to the sale of the Non-North America business filed with the SEC on June 10, 2005.

        The unaudited pro forma condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the disposition occurred June 1, 2003 for statements of operation purposes and as of May 31, 2005 for balance sheet purposes, nor is it necessarily indicative of the future financial position or results of operations. The Schedule 13E-3 adjustments are based upon information and assumptions available at the time of filing this statement.

 Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of August 31, 2005

(In thousands)

	Historical Liberate	Non-North America Business	Proxy Adjustments	Schedule 13E Adjustments (See Note 4)	Pro Forma
Assets
Cash and cash equivalents	$41,817	$—	$—	$(4,000)	$37,817
Accounts receivable, net	2,897	—	—	—	2,897
Prepaid expenses and other current assets	319	—	—	—	319
Other receivables	4,505	—	—	—	4,505

Total current assets	49,538	—	—	(4,000)	45,538
Property and equipment, net	89	—	—	—	89
Restricted cash	9,809	—	—	—	9,809

Total assets	$59,436	$—	$—	$(4,000)	$55,436

Liabilities and Stockholders' Equity
Accounts payable	$3,032	$—	$—	$—	$3,032
Accrued liabilities	13,119	—	—	340	13,459
Accrued payroll and related expenses	119	—	—	—	119
Short term deferred revenues	—	—	—	—	—

Total current liabilities	16,270	—	—	340	16,610
Long term excess facilities charges	17,052	—	—	—	17,052
Long term deferred revenues	—	—	—	—	—

Total liabilities	33,322	—	—	340	33,662

Common stock	1,110	—	—	—	1,110
Contributed and paid-in capital	1,258,021	—	—	(4,000)	1,254,021
Deferred stock-based compensation	—	—	—	—	—
Accumulated other comprehensive loss	(2,178)	—	—	—	(2,178)
Accumulated deficit	(1,230,839)	—	—	(340)	(1,231,179)

Total stockholders' equity	26,114	—	—	(4,340)	21,774

Total liabilities and stockholders' equity	$59,436	$—	$—	$(4,000)	$55,436

Number of shares outstanding	110,938			(20,000)	90,938

Book value per share	$0.24				$0.24

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

 Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Three Months Ended August 31, 2005

(In thousands, except per share data)

	Historical Liberate	Non-North America Business	Proxy Adjustments	13E Adjustments	Pro Forma
Operating expenses:
Research and development	—	—	—	—	—
Sales and marketing	—	—	—	—	—
General and administrative	7,117	—	—	—	7,117
Excess facilities charges and related asset impairment	(273)	—	—	—	(273)

Total operating expenses	6,844	—	—	—	6,844

Loss from operations	6,844	—	—	—	6,844
Interest Income, net	307	—	—	—	307
Other income (expense), net	21	—	—	—	21

Loss before income tax (benefit) provision	(6,516)	—	—	—	(6,516)
Income tax (benefit) provision	(2,509)	—	—	—	(2,509)

Loss from continuing operations	(4,007)	—	—	—	(4,007)
Income on discontinued operations	33,458	—	—	—	33,458

Income tax provision	2,563	—			2,563
Net income (loss)	$26,888	$—	$—	$—	$26,888

Basic and diluted net loss per share
Continuing operations	$(0.04)				$(0.04)

Discontinued operations, basic	$0.28				$0.28

Discontinued operations, diluted	$0.28				$0.28

Basic net income (loss) per share	$0.24				$0.24

Diluted net income (loss) per share	$0.24				$0.24

Shares used in computing basic net loss per share	110,925				110,925

Shares used in computing diluted income loss per share	111,232				111,232

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of May 31, 2005

(In thousands)

	Historical Liberate	Non-North America Business (See Note 3)	Proxy Adjustments (See Note 3)	Schedule 13E Adjustments (See Note 4)	Pro Forma
Assets
Cash and cash equivalents	$47,124	$—	$23,500	(20,600)	$52,024
Accounts receivable, net	2,836	—	—	—	2,836
Prepaid expenses and other current assets	4,630	(53)	—	—	4,577
Other receivables	368	—	—	—	368

Total current assets	54,958	(53)	23,500	(20,600)	59,805
Property and equipment, net	422	(361)	—	—	61
Restricted cash	4,359	—	—	—	4,359

Total assets	$59,739	$(414)	$23,500	$(20,600)	$64,225

Liabilities and Stockholders' Equity
Accounts payable	$1,121	$—	$—	$—	$1,121
Accrued liabilities	14,261	—	2,100	340	16,701
Accrued payroll and related expenses	435	(107)	—	—	328
Short term deferred revenues	329	(329)	—	—	—

Total current liabilities	16,146	(436)	2,100	340	18,150
Long term excess facilities charges	18,577	1	—	—	18,577
Long term deferred revenues	9,066	(9,066)	—	—	—

Total liabilities	43,789	(9,502)	2,100	340	36,727

Common stock	1,109	—	—	—	1,109
Contributed and paid-in capital	1,275,302	(395)	—	(4,000)	1,270,907
Deferred stock-based compensation	(556)	395	—	—	(161)
Accumulated other comprehensive loss	(2,178)	—	—	—	(2,178)
Accumulated deficit	(1,257,727)	9,088	21,400	(16,940)	(1,242,179)

Total stockholders' equity	15,950	9,088	21,400	(20,940)	27,498

Total liabilities and stockholders' equity	$59,739	$(414)	$23,500	$(20,600)	$64,225

Number of shares outstanding	110,869			(20,000)	90,869

Book value per share	$0.14				$0.30

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended May 31, 2005

(In thousands, except per share data)

	Historical Liberate	Non-North America Business	Proxy Adjustments (See Note 3)	13E Adjustments (See Note 4)	Pro Forma
Revenues:
License and royalty	$978	$(978)	$—	$—	$—
Service	1,366	(1,366)	—	—	—

Total revenues	2,344	(2,344)	—	—	—

Cost of revenues:
License and royalty	3	(3)	—	—	—
Service	1,506	(1,506)	—	—	—

Total cost of revenues	1,509	(1,509)	—	—	—

Gross margin	835	(835)	—	—	—

Operating expenses:
Research and development	5,978	(3,725)	—	—	2,253
Sales and marketing	2,255	(1,241)	—	—	1,014
General and administrative	18,000	(361)	—	—	17,639
Excess facilities charges and related asset impairment	5,839	—	—	—	5,839

Total operating expenses	32,072	(5,327)	—	—	26,745

Loss from operations	(31,237)	4,492	—	—	(26,745)
Interest Income, net	2,548	28	—	—	2,576
Other income (expense), net	143	(38)	—	—	105

Loss before income tax (benefit) provision	(28,546)	4,482	—	—	(24,064)
Income tax (benefit) provision	(10,858)	(51)	—	—	(10,909)

Loss from continuing operations	(17,688)	4,533	—	—	(13,155)
Income on discontinued operations	64,628	—	—	—	64,628

Net income (loss)	$46,940	$4,533	$—	$—	$51,473

Basic and diluted net loss per share
Continuing operations	$(0.17)				$(0.15)

Discontinued operations, basic	$0.61				$0.75

Discontinued operations, diluted	$0.59				$0.72

Basic net income (loss) per share	$0.44				$0.59

Diluted net income (loss) per share	$0.43				$0.57

Shares used in computing basic net loss per share	106,559			(20,000)	86,559

Shares used in computing diluted income loss per share	109,994			(20,000)	89,994

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended May 31, 2004

(In thousands, except per share data)

	Historical Liberate	Non-North America Business	Proxy Adjustments (See Note 3)	13E Adjustments (See Note 4)	Pro Forma
Revenues:
License and royalty	$2,172	$(2,172)	$—	$—	$—
Service	5,733	(5,733)	—	—	—

Total revenues	7,905	(7,905)	—	—	—

Cost of revenues:
License and royalty	265	(265)	—	—	—
Service	2,323	(2,323)	—	—	—

Total cost of revenues	2,588	(2,588)	—	—	—

Gross margin	5,317	(5,317)	—	—	—

Operating expenses:
Research and development	6,873	(4,863)	—	—	2,010
Sales and marketing	2,803	(1,604)	—	—	1,199
General and administrative	10,923	38	—	—	10,961
Restructuring costs	1,342	(512)	—	—	830
Amortization and impairment of intangible assets	22	—	—	—	22
Amortization of deferred stock-based compensation	10	—	—	—	10
Excess facilities charges and related asset impairment	4,022	(1,457)	—	—	2,565

Total operating expenses	25,995	(8,398)	—	—	17,597

Loss from operations	(20,678)	3,081	—	—	(17,597)
Interest Income, net	2,228	2	—	—	2,230
Other income (expense), net	483	30	—	—	513

Loss before income tax (benefit) provision	(17,967)	3,113	—	—	(14,854)
Income tax (benefit) provision	(25)	57	—	—	32

Loss from continuing operations	(17,942)	3,056	—	—	(14,886)
Loss on discontinued operations	(15,460)	—	—	—	(15,460)

Net loss	$(33,402)	$3,056	$—	$—	$(30,346)

Basic and diluted net loss per share:
Continuing operations	$(0.17)				$(0.18)
Discontinued operations	(0.15)				(0.18)

Basic and diluted net loss per share	$(0.32)				$(0.36)

Shares used in computing basic and diluted net loss per share	104,805			(20,000)	84,805

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

        The unaudited pro forma condensed consolidated financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission.

        The unaudited pro forma condensed consolidated financial information of Liberate has been prepared based on the historical consolidated balance sheet of Liberate as of May 31, 2005 and the historical consolidated statements of operations for Liberate for the years ended May 31, 2005 and May 31, 2004, after giving effect to the adjustments and assumptions described below.

        Liberate employs accounting policies that are in accordance with generally accepted accounting principles in the United States. In management's opinion, all material adjustments necessary to reflect fairly the pro forma financial position and pro forma results of operations of Liberate have been made.

        On June 15, 2005, the board of directors approved a reverse 1-for-250,000 split of Liberate common stock to be followed immediately by a forward 250,000-for-1 split, subject to stockholder approval at an upcoming special meeting of stockholders, as part of a "going private" transaction. If approved by the stockholders, the "going private" transaction will have a significant impact on Liberate primarily in the elimination of the costs of being a public company. With the sale of substantially all of the assets relating to our North America business and Non-North America business, we will have no significant operating product or services business, therefore the costs of being a public company are not justified. In addition to the reverse/forward stock split, the board of directors also approved the payment of $0.15 per common share SeaChange Special Dividend.

        Included in the pro formas is the effect of the $0.15 per share SeaChange Special Dividend aggregating approximately $16.6 million and the effect of the payment to fractional stockholders and transaction costs of $4.3 million for the reverse/forward stock split. These transactions will reduce our stockholders' equity by approximately $20.9 million.

        The unaudited pro forma condensed consolidated financial statements represents Liberate's remaining business and corporate assets, liabilities and expenses after the reverse/forward stock split. The pro forma financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results and financial position that might have been achieved had the transaction described above occurred on the dates indicated, nor is it necessarily indicative of the operating results and financial position that may occur in the future.

Note 2. Pro Forma Assumptions

Non-North America Business and Proxy Adjustments:

        The unaudited pro forma condensed consolidated financial information has been prepared based on the historical financial statements of Liberate after giving effect of the asset sale and consideration of $23.5 million cash from SeaChange, and the transaction costs for the SeaChange deal of approximately $2.1 million.

        The unaudited pro forma condensed consolidated financial information, including the notes thereto should be read in conjunction with, the unaudited historical consolidated financial statement and notes thereto included in Liberate's Quarterly Report on Form 10-Q for the quarter ended August 31, 2005, as filed with the Securities and Exchange Commission ("SEC") on October 11, 2005, the audited historical consolidated financial statements and notes thereto included in Liberate's Annual Report on Form 10-K for the fiscal year ended May 31, 2005, as filed with the SEC on August 15, 2005, the Definitive Proxy Statement on Schedule 14A related to the sale of the North America business filed with the SEC on March 9, 2005 and the Definitive Proxy Statement on Schedule 14A related to the sale of the Non-North America business filed with the SEC on June 10, 2005.

Note 3. Non-North America business and Proxy Adjustments

        The accompanying unaudited pro forma condensed consolidated financial information has been prepared as if the divestiture was completed on May 31, 2005 for balance sheet purposes and as of June 1, 2003 for statement of operations purposes and reflect the following pro forma adjustments:

  a)
  To reflect the asset sale consideration of $23.5 million cash from SeaChange.

  b)
  To reflect the $2.1 million in estimated direct expenses, principally legal, accounting, printing and other professional fees of the SeaChange transaction.

  c)
  To reflect the net proceeds and resulting gain on the sale of the Non-North America business:

Total consideration	$23,500
Transaction costs	(2,100)

Net total proceeds	21,400
Assets acquired by buyer	(414)
Liabilities assumed by buyer	9,502

Net proceeds in excess of net assets sold	$30,488

        Liberate does not anticipate any significant taxes on the net gain from the sale transaction, due to available net operating losses and tax credits. Accordingly, no adjustment has been recorded, in the unaudited pro forma condensed consolidated financial statements, to reflect any tax effect on net gain arising from the disposal of the Non-North America business.

Note 4. Schedule 13E-3 Adjustments

        The accompanying unaudited pro forma condensed consolidated financial information of Liberate's ongoing business has been prepared based on Liberate's historical consolidated financial records as if the reverse/forward stock split was completed on May 31, 2005 for balance sheet purposes and as of June 1, 2003 for statement of operations purposes and reflect the following pro forma adjustments:

  a)
  Represents the estimated cash payout of approximately $4.0 million for the fractional shares in the reverse/forward stock split.

  b)
  Represents the July 13, 2005 payment of $0.15 per share SeaChange Special Dividend aggregating approximately $16.6 million.

  c)
  Represents estimated costs related to going private of $340,000 primarily for the legal costs, accounting costs, financial advisor fees, filing and printing costs.

Note 5. Potential Cost Savings

        The table below shows the historical costs incurred by the Company related to being a public company. As a private company, we do not expect to incur these costs. However, as required by SEC rules and regulations, these costs continue to be included in the accompanying Unaudited Pro Forma Condensed Consolidated Statement of Operations. (In thousands)

	For the years ended May 31,		For the three months ended August 31,
	2005	2004	2005
Legal fees	$231	$290	$325
Director & Officer Insurance	539	637	109
Accounting and Sarbanes-Oxley Fees	954	871	595
Other	432	408	246

Total	$2,156	$2,206	$1,275

Note 6. Unaudited Pro Forma Earnings Per Share Data

        Basic and diluted historical earnings per share were calculated using the weighted average shares outstanding of Liberate for the years ended May 31, 2005 and May 31, 2004. Basic and diluted pro forma earnings per share were calculated using the weighted average shares outstanding of Liberate for the years ended May 31, 2005 and May 31, 2004, adjusted for the reverse/forward stock split as if the transactions occurred at the beginning of each period. For the year ended May 31, 2005, there was a reported gain due to discontinued operations. The net income per share on a diluted basis related to discontinued operations was based on 109,994,000 outstanding shares. For the year ended May 31, 2004, a net loss was recorded, therefore the net loss per share on a diluted basis is equivalent to basic net loss per share because the effect of including all outstanding stock options, stock units and warrants in the earnings per share calculation would be anti-dilutive.

Note 7. Ratio of Earnings to Fixed Charges Pro forma

	For the years ended May 31,		For the three months ended August 31,
	2005	2004	2005
	(in thousands)
Loss before income tax provision pro forma	$(28,546)	$(17,967)	$(4,007)
Fixed Charges:
Interest expense and amortization of debt discount and premium on all indebtedness	20	—	58
Rentals:
Buildings	99	943	11
Office and other equipment	6	5	1

Total Fixed Charges	124	948	70

Pre-tax loss from continuing operations	$(28,422)	$(17,019)	$(3,937)

Ratio of earnings to fixed charges	[A ]	[A ]	[A ]

[A]
Due to the net loss for the periods presented, the ratio coverage was less than 1:1. For the fiscal years 2005 and May 31, 2004, we would have to generate additional earnings of $28.5 million and $18.0 million, respectively, to achieve a coverage of 1:1. For the three months ended August 31, 2005 we would have to generate additional earnings of $4.0 million to achieve a coverage of 1:1.

DETACH HERE

PROXY	PROXY

LIBERATE TECHNOLOGIES
2655 Campus Drive, Suite 250, San Mateo, CA 94403

This Proxy is Solicited on Behalf of the Board of Directors of Liberate Technologies
for the Special Meeting of Stockholders to be held on

        The undersigned holder of common stock, par value $.01, of Liberate Technologies ("Liberate") hereby appoints David Lockwood and Gregory S. Wood, or either of them, proxies for the undersigned, each with full power of substitution, to represent and to vote as specified in this Proxy all common stock of Liberate that the undersigned stockholder would be entitled to vote if personally present at the Special Meeting of Stockholders (the "Special Meeting") to be held on                        ,                         , at                        local time, at the Hotel Sofitel San Francisco Bay, located at 223 Twin Dolphin Drive, Redwood City, California, and at any adjournment or postponement of the Special Meeting. We first mailed this form of proxy and the accompanying Notice of Special Meeting and proxy statement to our stockholders on or about                        .

        This proxy, when properly executed, will be voted in the manner directed. If no direction is made, this proxy will be voted FOR the reverse/forward stock split proposal and at the discretion of the proxies as to any other matters that may properly come before the Special Meeting. The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of Liberate either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Special Meeting and voting in person.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE REVERSE/FORWARD STOCK SPLIT PROPOSAL.

PLEASE PROMPTLY MARK, SIGN, DATE, AND RETURN THIS CARD USING THE ENCLOSED RETURN ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

LIBERATE TECHNOLOGIES
C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

DETACH HERE

☒ Please mark votes as in this example.	#LBA

LIBERATE TECHNOLOGIES

1.	To approve a proposal to amend Liberate's Sixth Amended and Restated Certificate of Incorporation to effect a reverse 1-for-250,000 stock split followed immediately by a forward 250,000-for-1 stock split of Liberate's Common Stock (the "Transaction"). As a result of the Transaction, (a) each stockholder owning fewer than 250,000 shares immediately before the Transaction will have such shares cancelled and converted into the right to receive from Liberate $0.20 in cash, without interest, for each of such stockholder's shares of Liberate Common Stock; and (b) each share of Common Stock held by a stockholder owning 250,000 or more shares will continue to represent one share of Liberate Common Stock after completion of the transaction.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The reverse/forward stock split transaction was proposed by Liberate. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment thereof.
MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT	☐	MARK HERE IF YOU PLAN TO ATTEND THE MEETING	☐

Please date and sign exactly as your name(s) is (are) shown on the share certificate(s) to which the Proxy applies. When shares are held as joint tenants, both should sign. When signing as an executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give full title as such. When signing as a corporation, please sign in full corporate name, by President or other authorized officer. When signing as a partnership, please sign in partnership name, by an authorized person.

Signature:	Date:	Signature:	Date:

QuickLinks

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD • , 2005
TABLE OF CONTENTS
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE REVERSE/FORWARD STOCK SPLIT AND THE SPECIAL MEETING
SPECIAL FACTORS
Amount and Nature of Beneficial Ownership
STOCKHOLDER PROPOSALS
INCORPORATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
OTHER MATTERS
ANNEX A PROPOSED AMENDMENTS TO THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
  ANNEX A-1
CERTIFICATE OF AMENDMENT TO THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LIBERATE TECHNOLOGIES A DELAWARE CORPORATION Pursuant to Section 242 of the General Corporation Law of the State of Delaware
  ANNEX A-2
CERTIFICATE OF AMENDMENT TO THE SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LIBERATE TECHNOLOGIES A DELAWARE CORPORATION Pursuant to Section 242 of the General Corporation Law of the State of Delaware
ANNEX B FAIR VALUE OPINION OF DUFF & PHELPS, LLC
ANNEX C UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of August 31, 2005 (In thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Three Months Ended August 31, 2005 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Balance Sheet As of May 31, 2005 (In thousands)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2005 (In thousands, except per share data)
Unaudited Pro Forma Condensed Consolidated Statement of Operations For the Year Ended May 31, 2004 (In thousands, except per share data)
NOTES TO THE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS